As filed with the Securities and Exchange Commission on April 18, 2002
                                                      Registration No. 333-85222
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ____________________________


                    PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          _____________________________


                            POCAHONTAS BANCORP, INC.
             (exact name of registrant as specified in its charter)
       DELAWARE                        6711                       71-0806097
(State of Incorporation)    (Primary standard industrial        (IRS Employer
                             classification code number)     Identification No.)
                                1700 E. Highland
                            Jonesboro, Arkansas 72401
                                 (870) 802-1700
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)
                                  Dwayne Powell
                            Pocahontas Bancorp, Inc.
                                1700 E. Highland
                            Jonesboro, Arkansas 72401
                                 (870) 802-1700
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                   Copies to:
  Robert B. Pomerenk, Esquire                   Joan S. Guilfoyle, Esquire
     Luse Lehman Gorman                    Stradley Ronon Stevens & Young, LLP
   Pomerenk & Schick, P.C.                        1220 19th Street, N.W.
  5335 Wisconsin Avenue, N.W.                           Suite 700
    Washington, D.C. 20015                       Washington, D.C. 20036
        (202) 274-2000                                (202) 822-9611

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
              General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


Title of Each Class       Amount to       Proposed Maximum      Proposed Maximum           Amount of
of Securities to be    be Registered(1)   Offering Price      Aggregate Offering     Registration Fee(3)
   Registered                               Per Share (2)           Price
----------------------------------------------------------------------------------------------------------
Common Stock Par
Value $.01.........        675,398             N/A                 4,451,350                $410
----------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, issuable by Pocahontas Bancorp, Inc. upon consummation of the Merger described herein, and computed based on the estimated maximum number of shares (314,139), including shares issuable upon the exercise of outstanding employee and director stock options, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the Pocahontas Bancorp, Inc. common stock is based on the average of the bid and asked prices of North Arkansas Bancshares, Inc. ("North Arkansas Bancshares") on the over-the-counter market on March 28, 2002 ($14.17) and computed based upon the estimated maximum number of such shares (314,139) that may be exchanged for the securities being registered.
(3) On March 27, 2002, Pocahontas Bancorp, Inc. paid the requisite registration fee.


     The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
________________________________________________________________________________

[LOGO OF POCAHONTAS]     MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT     [LOGO
                                                                        OF NARK]

North Arkansas Bancshares Shareholders:

         This document is being furnished to shareholders of North Arkansas Bancshares, Inc. in connection with the solicitation of proxies by North Arkansas Bancshares' board of directors for use at a special meeting of North Arkansas Bancshares shareholders. The special meeting is scheduled to be held on May __, 2002, at _________________, Newport, Arkansas at _____ a.m., Arkansas
time. At the special meeting, North Arkansas Bancshares shareholders will be asked to consider and vote upon the Agreement and Plan of Merger, dated as of November 20, 2001, by and between Pocahontas Bancorp, Inc. and North Arkansas Bancshares, pursuant to which North Arkansas Bancshares will be acquired by Pocahontas Bancorp.


         In connection with the merger, each share of North Arkansas Bancshares common stock outstanding immediately prior to consummation of the merger (other than shares held directly by Pocahontas Bancorp or North Arkansas Bancshares, or shares the holders of which have perfected dissenters' rights of appraisal) will be converted into the right to receive $15.00 worth of Pocahontas Bancorp common stock, based on an exchange ratio described in this proxy statement/prospectus. If the exchange ratio had been established on April __, 2002 when Pocahontas Bancorp common stock was trading at $_____per share, you would have received ____ shares in the exchange.

         We encourage you to read the proxy statement/prospectus, which includes important information about the merger. In addition, the section entitled "Risk Factors" beginning on page __ of the proxy statement/prospectus contains a description of risks that you should consider in evaluating the merger.


         Consummation of the merger is conditional on, among other things, receipt of all required shareholder and regulatory approvals. Your board of directors recommends that you vote in favor of the merger agreement and the merger, which the board believes is in the best interests of the shareholders of North Arkansas Bancshares. The Board of Directors has received the opinion of Ferguson & Company, North Arkansas Bancshares' financial advisor, to the effect that, as of the date of such opinion and based on the considerations described in it, the exchange ratio was fair, from a financial point of view, to the holders of North Arkansas Bancshares common stock.



         We have enclosed a notice of the special meeting, a proxy statement/prospectus containing a discussion of the merger agreement and the merger and a proxy to record your vote on the matters submitted for shareholder action at the special meeting. Please complete, sign and date the enclosed proxy and return it as soon as possible in the envelope provided. It is important to understand that the merger agreement and the merger must be approved by the holders of a majority of all outstanding shares of North Arkansas Bancshares common stock and that the failure to vote will have the same effect as a vote against the proposal.



                   ___________________________________________
                                   Brad Snider
                      President and Chief Executive Officer



         The proxy statement/prospectus is dated April __, 2002 and is first being mailed to shareholders of North Arkansas Bancshares on or about April __, 2002.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pocahontas Bancorp common stock to be issued in connection with the merger or determined whether the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Pocahontas Bancorp common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The proxy statement/prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (excluding exhibits not specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom the proxy statement/prospectus is delivered by or on behalf of Pocahontas Bancorp, upon the written or oral request of such person, to James A. Edington, Corporate Secretary, Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, Arkansas 72403, telephone (870) 802-5900. In order to ensure timely delivery of the documents prior to the special meeting, any request should be made by ___________, 2002. Persons requesting copies of exhibits to documents that are not specifically incorporated by reference in such documents may be charged the cost of reproduction and mailing.

         The following documents previously filed with the SEC by Pocahontas Bancorp (File No. 0-23969) are hereby incorporated by reference in the proxy statement/prospectus. Except as noted below, these documents are not presented or delivered herewith:


         1. The Annual Report on Form 10-K of Pocahontas Bancorp, Inc. for the fiscal year ended September 30, 2001.
         2. The Current Report on Form 8-K of Pocahontas Bancorp, Inc. for the event dated November 20, 2001 as filed with the SEC on November 26, 2001.
         3. The Current Report on Form 8-K of Pocahontas Bancorp, Inc. for the event dated January 16, 2002 as filed with the SEC on January 23, 2002.
         4. The Quarterly Report on Form 10-Q of Pocahontas Bancorp, Inc. for the quarter ended December 31, 2001, as filed with the SEC on February 14, 2002.


         Accompanying the proxy statement/prospectus is Pocahontas Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and Quarterly Report on Form 10-Q for the three months ended December 31, 2001.


                           _________________________



         All information contained in the proxy statement/prospectus with respect to Pocahontas Bancorp and its subsidiaries has been supplied by Pocahontas Bancorp, and all information with respect to North Arkansas Bancshares and its subsidiaries has been supplied by North Arkansas Bancshares.

         No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.


                           _________________________












                                       (i)

                                TABLE OF CONTENTS


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS......................................1

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING..........3

SUMMARY........................................................................4

RISK FACTORS...................................................................9
         Risks Related to the Merger...........................................9
         Risks Related to Pocahontas Bancorp and North Arkansas Bancshares ....9

COMPARATIVE PER COMMON SHARE DATA.............................................12

COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION.............................14

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
         OF POCAHONTAS BANCORP................................................15

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
         OF NORTH ARKANSAS BANCSHARES.........................................18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................21

INFORMATION ABOUT THE COMPANIES...............................................22

THE NORTH ARKANSAS BANCSHARES SPECIAL MEETING.................................23
         Matters to be Considered.............................................23
         Proxies  ............................................................23
         Solicitation of Proxies..............................................24
         Record Date..........................................................24
         Voting Rights and Vote Required......................................24
         Principal Holders of Voting Securities...............................24
         Recommendation of the Board of Directors.............................26
         Attending the Meeting................................................26
         Participants in North Arkansas Bancshares' Benefits Plans............26

THE MERGER....................................................................27
         General  ............................................................27
         Conversion of North Arkansas Bancshares Common Stock.................27
         Structure of the Merger..............................................27
         Background of the Merger.............................................28
         Reasons for the Merger and Recommendation of the North Arkansas
                Bancshares Board of Directors.................................29
         Treatment of North Arkansas Bancshares Stock Options.................31
         Opinion of North Arkansas Bancshares' Financial Advisor..............31
         Board of Directors and Management of Pocahontas Bancorp Following
                the Merger....................................................34
         Distribution of Pocahontas Bancorp Certificates......................34
         Fractional Shares....................................................35
         Public Trading Markets...............................................35
         Pocahontas Bancorp Dividends.........................................36
         Dissenters' Rights...................................................36
         Resales of Pocahontas Bancorp Stock by Affiliates....................39

                                      (ii)

         Interests of North Arkansas Bancshares' Directors and Officers in
                the Merger that Differ From Your Interests....................40
         Employee Benefits Following the Merger...............................42
         Acquisitions Generally...............................................42
         Regulatory Approvals.................................................42

THE MERGER AGREEMENT..........................................................43
         Terms of the Merger..................................................43
         Treatment of North Arkansas Bancshares Stock Options.................43
         Closing and Effective Time of the Merger.............................43
         Representations, Warranties, Covenants and Agreements................44
         Declaration and Payment of Dividends.................................44
         Agreement Not to Solicit Other Offers................................44
         Expenses and Fees....................................................44
         Conditions to Consummation of the Merger.............................45
         Possible Alternative Merger Structure................................45
         Amendment, Waiver and Termination of the Merger Agreement............46

THE STOCK OPTION AGREEMENT....................................................46
         The Stock Option.....................................................47
         Purpose of the Stock Option Agreement................................47
         Exercise; Expiration.................................................47
         Rights under the Stock Option Agreement..............................48

ACCOUNTING TREATMENT..........................................................48

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER........................49

DESCRIPTION OF POCAHONTAS BANCORP CAPITAL STOCK...............................50

COMPARISON OF STOCKHOLDERS' RIGHTS............................................51

DISCUSSION OF ANTI-TAKEOVER PROTECTION IN POCAHONTAS BANCORP'S
         CERTIFICATE OF INCORPORATION AND BYLAWS AND UNDER DELAWARE LAW.......58

EXPERTS.......................................................................59

OTHER MATTERS.................................................................59

APPENDICES

         I Agreement and Plan of Merger dated as of November 20, 2001 by and between Pocahontas Bancorp, Inc. and North Arkansas Bancshares, Inc.

         II Stock Option Agreement dated as of November 20, 2001, between Pocahontas Bancorp, Inc. and North Arkansas Bancshares, Inc.

         III      Opinion of Ferguson & Company

         IV       Excerpt from Tennessee law on Dissenters' Rights


                                      (iii)

                         NORTH ARKANSAS BANCSHARES, INC.
                                200 OLIVIA DRIVE
                             NEWPORT, ARKANSAS 72112
                                 (870) 523-3611


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY __, 2002


         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of North Arkansas Bancshares, Inc. is scheduled to be held on May __, 2002, at __________________________, Newport, Arkansas at ____ a.m., Arkansas time.

         A proxy and a proxy statement/prospectus for the special meeting are enclosed, as well as Pocahontas Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2001. The special meeting is being held to consider and vote upon the following matters:

         o a proposal to adopt the Agreement and Plan of Merger, dated as of November 20, 2001, pursuant to which North Arkansas Bancshares will be merged with and into Pocahontas Bancorp; and

         o such other business as may properly come before the Special Meeting or any adjournments or postponements of the meeting.

         In the merger, Pocahontas Bancorp will be the surviving corporation, and each outstanding share of North Arkansas Bancshares common stock will be converted into shares of Pocahontas Bancorp common stock based on an exchange ratio as described in the proxy statement/prospectus (with cash paid in lieu of fractional share interests).

         Your attention is directed to the proxy statement/prospectus for a complete discussion of the merger. A copy of the merger agreement is included as Appendix I to the proxy statement/prospectus.

         The board of directors has established April __, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only North Arkansas Bancshares shareholders as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. In order for the merger agreement to be adopted, the holders of a majority of the shares of North Arkansas Bancshares common stock outstanding and entitled to vote thereon on the record date must vote in favor of the merger agreement. Therefore, your vote is very important.

         All North Arkansas Bancshares shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of North Arkansas Bancshares common stock who is present at the special meeting may vote in person instead of by proxy, thereby cancelling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting.

         As a shareholder of North Arkansas Bancshares, you have the right to dissent from the merger and demand payment of the fair value of your shares of North Arkansas Bancshares common stock under applicable provisions of Tennessee law. In order to perfect dissenters' rights, you must give written demand before the merger is voted on at the special meeting and must not vote in favor of the merger. An excerpt from Tennessee law regarding dissenters' rights is included as Appendix IV to the proxy statement/prospectus and a summary of these provisions can be found under "THE MERGER - Dissenters' Rights."

         Your board of directors has unanimously approved the merger agreement and unanimously recommends that you vote "FOR" adoption of the merger agreement.

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.






                                  By Order of the Board of Directors



                                  Pamela Decker
                                  Secretary


Newport, Arkansas
April __, 2002

      QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:   What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:   Why is my vote important?

A: If you do not return your proxy card or vote in person at the special meeting, it will be more difficult for North Arkansas Bancshares to obtain the necessary quorum to hold the special meeting. In addition, the failure of a shareholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. The merger must be approved by the holders of a majority of the outstanding shares of North Arkansas Bancshares common stock entitled to vote at the special meeting called for the purpose of voting on the proposal to adopt the merger agreement.

Q:   If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:   No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:   What if I fail to instruct my broker?

A: If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the merger agreement.

Q:   Can I attend the special meeting and vote my shares in person?

A:   Yes. All shareholders are invited to attend the special meeting.
Shareholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote at the special meeting.

Q:    Can I change my vote?

A:   Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy card.

o First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

o Second, you may complete and submit a new proxy card. The latest-dated proxy card actually received by North Arkansas Bancshares before the special meeting will be counted, and any earlier votes will be revoked.

o Third, you may attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Q:    Should I send in my stock certificates now?

A:   No. You should not send in your stock certificates at this time. You will need to exchange your stock certificates for Pocahontas Bancorp stock certificates after we complete the merger. We will send you instructions for exchanging your stock certificates at that time.

Q:   When do you expect to complete the merger?

A: We expect to complete the merger in the second calendar quarter of 2002. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our shareholders at the special meeting and the necessary regulatory approvals.

Q:   Whom should I call with questions?

A:   You should call ________________ with any questions about the merger and related transactions.

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See "WHERE YOU CAN FIND MORE INFORMATION" on page __. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.


You Will Receive $15.00 Worth of Pocahontas Bancorp Common Stock for Each Share of North Arkansas Bancshares (page __)

         As a result of the merger, for each share of North Arkansas Bancshares common stock that you own, you will receive $15.00 worth of Pocahontas Bancorp common stock. The precise number of shares you will receive will be determined by dividing $15.00 by the average of the closing bid price of Pocahontas Bancorp common stock on the NASDAQ National Market for the 15 consecutive trading days ending on the fifth business day before we complete the merger. We refer to the number of shares of Pocahontas Bancorp you will receive for each share of North Arkansas Bancshares as the "exchange ratio." Pocahontas Bancorp will not issue any fractional shares. Instead, you will receive an amount in cash equal to that fractional share interest multiplied by the average closing bid price of Pocahontas Bancorp common stock.

Example: Assume the average closing bid price of Pocahontas Bancorp common stock over the 15 trading days is $9.00. The exchange ratio would be 1.6667 ($15.00/$9.00). If you hold 100 shares of North Arkansas Bancshares common stock you would receive 166 shares of Pocahontas Bancorp common stock. You will also receive a cash payment in lieu of the 0.67 of a share that you otherwise would have received.

Comparative Market Prices and Share Information (pages __ and __)

         Pocahontas Bancorp common stock is quoted on the Nasdaq National Market under the symbol "PFSL." North Arkansas Bancshares common stock is not traded on an established public trading market, but instead trades over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc., under the symbol "NARK." The following table sets forth the closing sale prices of Pocahontas Bancorp common stock and North Arkansas Bancshares common stock as reported on November 19, 2001, the last trading day before we announced the merger, and on April __, 2002, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of North Arkansas Bancshares common stock, which we calculated by applying the exchange ratio described above.


                                                  Implied
                                                  Value of
                                                 One Share
                                     North        of North
                      Pocahontas    Arkansas      Arkansas
                       Bancorp     Bancshares    Bancshares
                        common       common        common
                        stock        stock         stock
                        -----        -----         -----
November 19, 2001    $   8.48        11.25         14.13
April __, 2002

         The market prices of both Pocahontas Bancorp common stock and North Arkansas Bancshares common stock will fluctuate prior to the merger. Therefore, you should obtain current market quotations for Pocahontas Bancorp common stock and North Arkansas Bancshares common stock.

This Transaction is Generally Tax-Free to North Arkansas Bancshares Stockholders
 (page __)

         The merger has been structured as a tax-free reorganization for federal income tax purposes. Accordingly, holders of North Arkansas Bancshares common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their North Arkansas Bancshares common stock for Pocahontas Bancorp common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Pocahontas Bancorp common stock. It is a condition to the obligations of North Arkansas Bancshares and Pocahontas Bancorp to complete the merger that each receive an opinion from tax counsel that the merger will be a tax-free reorganization for federal income tax purposes.

         The federal income tax consequences described above may not apply to some holders of North Arkansas Bancshares common stock. Your tax consequences will depend on your own personal situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Pocahontas Bancorp's Dividend Policy (page __)

         During 2001, Pocahontas Bancorp paid cash dividends totaling $0.26 per share. Pocahontas Bancorp currently pays a quarterly dividend of $0.07 per share, which is expected to continue, although the Pocahontas Bancorp board of directors may change this dividend policy at any time.

         During 2001, North Arkansas Bancshares paid no cash dividends. The merger agreement prohibits the payment of dividends by North Arkansas Bancshares prior to the completion of the merger.

Our Reasons for the Merger (pages __ and __)

         The board of directors of North Arkansas Bancshares supports the merger and believes it is in your best interests. The board believes the merger will permit you to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock. The board of directors also believes that the terms of the merger are fair and equitable to you. Finally, the board of directors believes that, following the merger, the size of the combined organization, which would have approximately $519.2 million in consolidated assets as of December 31, 2001 (and $581.2 million in consolidated assets at December 31, 2001, assuming consummation of the Peoples Bank merger described below), is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

North Arkansas Bancshares' Board of Directors Recommends You Vote FOR Adoption of the Merger Agreement (page __)

         North Arkansas Bancshares' board of directors believes that the merger is fair to North Arkansas Bancshares' shareholders and in the best interests of North Arkansas Bancshares and its shareholders and has unanimously approved the merger agreement. North Arkansas Bancshares' board of directors unanimously recommends that North Arkansas Bancshares shareholders vote "FOR" adoption of the merger agreement.

North Arkansas Bancshares' Financial Advisor Says the Exchange Ratio Is Fair, from a Financial Point of View, to North Arkansas Bancshares' Shareholders (page __)

         In deciding to approve the merger, the North Arkansas Bancshares board of directors considered the opinion of its financial advisor, Ferguson & Company, which was given to North Arkansas Bancshares' board of directors, that the exchange ratio is fair to North Arkansas Bancshares' shareholders from a financial point of view. A copy of this opinion, which was updated as of _______, 2002 is attached to this document as Appendix III. North Arkansas Bancshares shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Ferguson & Company in providing its opinion. North Arkansas Bancshares has paid a $25,000 general advisory fee to Ferguson & Company.

Rights of Dissenting Shareholders (see page __)

         As a shareholder of North Arkansas Bancshares, you are entitled to dissent from the merger and to demand payment of the fair value of your common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Tennessee law.

Information about the Companies (page __)

Pocahontas Bancorp, Inc.

         Pocahontas Bancorp, a Delaware corporation, is the holding company for First Community Bank, a federal savings bank. The deposit accounts of the bank are insured by the Federal Deposit Insurance Corporation. First Community Bank is a community-oriented financial institution that operates 20 full-service offices in its market area of Northeast Arkansas. First Community Bank is primarily engaged in the business of originating single-family residential mortgage loans funded with deposits, Federal Home Loan Bank advances and securities sold under agreements to repurchase. In addition, First Community Bank originates commercial real estate loans, multi-family residential real estate loans, agricultural real estate loans, home equity loans and other consumer loans.

         On January 16, 2002, First Community Bank agreed to acquire for approximately $8 million all of the issued and outstanding shares of common stock of Peoples Bank, an Arkansas bank headquartered in Imboden, Arkansas with $67.6 million in assets at December 31, 2001 and three full-service offices. In this transaction, Peoples Bank would be merged with and into First Community Bank. The merger, which is expected to occur prior to July 31, 2002, is subject to certain conditions, including the receipt of all required regulatory approvals. While this merger is expected to be consummated at approximately the same time as the merger with North Arkansas Bancshares, the two transactions are not contingent upon one another.

North Arkansas Bancshares, Inc.

         North Arkansas Bancshares, a Tennessee corporation, is the holding company for Newport Federal Savings Bank, a federal savings bank. Newport Federal Savings Bank's deposits are insured by the Federal Deposit Insurance Corporation. The bank operates one banking office in Newport, Arkansas. Newport Federal Savings Bank is a community-oriented financial institution primarily engaged in attracting retail deposits from the general public and investing those deposits in the origination of mortgage loans on single-family homes.

The Merger Agreement

         The merger agreement is attached as Appendix I to this document. We encourage you to read it in its entirety because it is the legal document governing the merger.

Merger Expected to Occur in Second Calendar Quarter of 2002 (page __)

         The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be consummated in the second calendar quarter of 2002.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page __)

         The completion of the merger depends on a number of conditions being satisfied or waived, including receipt of shareholder and regulatory approvals and tax opinions. These conditions are more fully described herein and in the merger agreement.

         We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page __)

         We may agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement by North Arkansas Bancshares shareholders, as long as the termination is approved by each of our boards of directors. Also, either of us may decide to terminate the merger agreement if the North Arkansas Bancshares shareholders fail to approve the merger.

         In addition, either of us may decide to terminate the merger agreement, even after adoption of the merger agreement by North Arkansas Bancshares shareholders, if certain conditions in the merger agreement have not been met, such as obtaining the necessary regulatory approvals, or the other party's material breach of a representation or warranty.

         In addition, Pocahontas Bancorp may terminate the merger agreement if the average closing bid price of its common stock over the 15 consecutive trading days ending on the fifth business day prior to the date we complete the merger is less than $7.00, and North Arkansas Bancshares may terminate the merger agreement if such average closing bid price is greater than $11.00.

         Finally, either of us may terminate the merger agreement if the merger is not completed by July 31, 2002.

North Arkansas Bancshares' Directors and Officers have Financial Interests in the Merger (page __)

         North Arkansas Bancshares' directors and officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders. The North Arkansas Bancshares board of directors was aware of these interests of North Arkansas Bancshares directors and officers and considered them in its decision to approve the merger agreement. These interests include an employment agreement that Pocahontas Bancorp entered into with the chief executive officer of North Arkansas Bancshares, payments due as a result of the termination of existing North Arkansas Bancshares benefit plans, conversion of options as a result of the merger, and the right to continued indemnification and insurance coverage by Pocahontas Bancorp for acts or omissions occurring prior to the merger. In addition, certain members of the North Arkansas Bancshares board of directors will be appointed to the board of directors of First Community Bank or to an advisory board of First Community Bank.

Board of Directors and Management of Pocahontas Bancorp Following the Merger (page __)

         Upon completion of the merger, the board of directors and management of Pocahontas Bancorp will consist of the same individuals currently serving in those positions. The board of directors of First Community Bank will be expanded by up to three members and Pocahontas Bancorp and North Arkansas Bancshares will mutually agree on up to three persons to be appointed to that board. In addition, First Community Bank will establish an advisory board of directors, which will be composed of certain members of Newport Federal Savings Bank's board of directors.

Accounting Treatment of the Merger by Pocahontas Bancorp (page __)

         Pocahontas Bancorp will account for the merger as a purchase for financial reporting purposes.

The Rights of North Arkansas Bancshares Stockholders will be Governed by New Governing Documents after the Merger (page __)

         If the merger is completed, your rights as a shareholder will no longer be governed by North Arkansas Bancshares' charter and bylaws. Instead, you will automatically become a stockholder of Pocahontas Bancorp and your rights will be governed by Pocahontas Bancorp's certificate of incorporation and bylaws. This document contains descriptions of the stockholder rights under each of the Pocahontas Bancorp and North Arkansas Bancshares governing documents, and describes the material differences between them.

North Arkansas Bancshares Granted a Stock Option to Pocahontas Bancorp (page __)

         To induce Pocahontas Bancorp to enter into the merger agreement, North Arkansas Bancshares granted Pocahontas Bancorp an option to purchase up to 55,802 shares of North Arkansas Bancshares common stock at a price per share of $11.25; however, in no case may Pocahontas Bancorp acquire more than 19.9% of the outstanding shares of North Arkansas Bancshares common stock pursuant to this option. Pocahontas Bancorp cannot exercise this option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving North Arkansas Bancshares and a third party. We do not know of any event that has occurred as of the date of this document that would allow Pocahontas Bancorp to exercise this option.

         The option could have the effect of discouraging other companies from trying to acquire North Arkansas Bancshares until the merger is completed. Upon the occurrence of certain triggering events, North Arkansas Bancshares may be required to repurchase the option and any shares purchased under it at a predetermined price.

         The stock option agreement is attached to this document as Appendix II.

Regulatory Approvals We Must Obtain for the Merger (page __)

         We cannot complete the merger unless we obtain the approval of the Office of Thrift Supervision. We made the necessary filings with the Office of Thrift Supervision on January 31, 2002 and we expect regulatory approval of the merger by early May 2002. Under federal law, following approval by the Office of Thrift Supervision, the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we do not know of any reason why we cannot obtain approval of the Office of Thrift Supervision or nonobjection from the Department of Justice, we cannot be certain when and if we will obtain them.

The Bank Merger (page __)

         In the merger, North Arkansas Bancshares will merge with and into Pocahontas Bancorp, with Pocahontas Bancorp as the surviving corporation. Pocahontas Bancorp, the surviving corporation, will continue to be called "Pocahontas Bancorp, Inc." After the merger is completed, Newport Federal Savings Bank will be merged with First Community Bank, with First Community Bank as the surviving bank.

North Arkansas Bancshares will Hold its Special Meeting on May __, 2002
(page __)

         The North Arkansas Bancshares special meeting will be held on May __, 2002, at 9:30 a.m., Arkansas time, at _________________, Newport, Arkansas. At the North Arkansas Bancshares special meeting, you will be asked:

     1.  To adopt the merger agreement; and

     2. To act on such other matters as may be properly brought before the North Arkansas Bancshares special meeting.

         Record Date. You may cast one vote at the North Arkansas Bancshares special meeting for each share of North Arkansas Bancshares common stock that you owned at the close of business on April __, 2002. At that date, there were _______ shares of North Arkansas Bancshares common stock entitled to be voted at the special meeting.

         Required Vote. To adopt the merger agreement, the holders of a majority of the outstanding shares of North Arkansas Bancshares common stock entitled to be voted must vote in favor of the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a North Arkansas Bancshares shareholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

         As of the record date, directors and executive officers of North Arkansas Bancshares and their affiliates beneficially owned or had the right to vote _________ shares of North Arkansas Bancshares common stock, or ____ % of the outstanding North Arkansas Bancshares common stock entitled to be voted at the special meeting. At that date, directors and executive officers of Pocahontas Bancorp and their affiliates, including Pocahontas Bancorp, beneficially owned or had the right to vote _______ shares of North Arkansas Bancshares common stock entitled to be voted at the meeting, or less than __ % of the outstanding North Arkansas Bancshares common stock.

Expenses

         North Arkansas Bancshares and Pocahontas Bancorp will bear and pay the costs and expenses incurred by each of them in connection with the merger. If the merger agreement is terminated by one of them based on a breach of a representation, warranty or covenant in the merger agreement by the other of them, which breach would result in a material adverse effect, the breaching entity will pay to the nonbreaching entity all out-of-pocket costs and expenses, including reasonable legal, accounting and investment banking fees and expenses, incurred by the nonbreaching entity in connection with the merger.

                                  RISK FACTORS

Risks Related to the Merger


         Pocahontas Bancorp may not be able to successfully integrate acquired businesses.


         There is a risk that Pocahontas Bancorp will be unable to integrate successfully North Arkansas Bancshares and other acquired businesses or may have more trouble integrating acquired businesses than expected. On January 16, 2002, First Community Bank agreed to acquire Peoples Bank, a $67.6 million Arkansas bank operating three full-service offices out of its headquarters in Imboden, Arkansas. This merger is expected to be consummated at approximately the same time as the merger with North Arkansas Bancshares.


         Pocahontas Bancorp may not be able to maintain key customers, integrate critical systems, or realize cost savings.


         There is a risk that Pocahontas Bancorp will be unable to maintain key customers of North Arkansas Bancshares and that the conversion of its systems and procedures to Pocahontas Bancorp's systems and procedures may not be possible or completed on schedule or may be more difficult and costly than expected, which could cause the acquired operations to perform below expectations. Finally, although Pocahontas Bancorp anticipates meaningful cost savings as a result of the merger, Pocahontas Bancorp may be unable to fully realize expected cost savings, and any cost savings that are realized may be offset by losses in revenues or charges to earnings.

Risks Related to Pocahontas Bancorp and North Arkansas Bancshares

         Changes in Pocahontas Bancorp's allowance for loan losses could affect Pocahontas Bancorp's profitability.

         In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Pocahontas Bancorp's management maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon these factors, management makes various assumptions and judgments about the ultimate chance of collection of Pocahontas Bancorp's loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate chance of being collected is considered questionable. Because certain lending activities involve greater risks, the percentage applied to specific loan types may vary.

         As of December 31, 2001, Pocahontas Bancorp's allowance for loan losses was $2.9 million, which represented 0.7% of the total amount of loans. As of December 31, 2001, non-performing loans were $5.6 million and total non-performing assets were $6.8 million. The allowance for loan losses provides coverage of 50.8% of total non-performing loans and 41.9% of total non-performing assets. Pocahontas Bancorp actively manages its non- performing loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to Pocahontas Bancorp's loans. Material additions to Pocahontas Bancorp's allowance for loan losses would result in a decrease in Pocahontas Bancorp's net income and, possibly, its capital and could result in its inability to pay dividends, among other adverse consequences.

         The trading volume in Pocahontas Bancorp stock has been low.

         The trading volume in Pocahontas Bancorp stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or the stock exchanges. We cannot say with any certainty that a more active and liquid trading market for Pocahontas Bancorp stock will develop. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares.

         Changes in interest rates could have an adverse effect on Pocahontas Bancorp's income.

         The combined company's profitability will depend to a large extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Pocahontas Bancorp's net interest income will be adversely affected if market interest rates change such that the interest the combined company has to pay on deposits and borrowings increases faster than the interest it earns on loans and investments.

         Competition in the banking industry is intense.

         Competition in the banking and financial services industry is intense. In its primary market areas, Pocahontas Bancorp's subsidiary bank competes with commercial banks, other savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Pocahontas Bancorp's subsidiary bank and may offer certain services that Pocahontas Bancorp's subsidiary bank does not or cannot provide. The profitability of Pocahontas Bancorp depends upon its subsidiary bank's continued ability to compete in its market area.

         Success of Pocahontas Bancorp depends upon local economic conditions.

         Pocahontas Bancorp's success is dependent to a certain extent upon the general economic conditions in the geographic markets served by Pocahontas Bancorp's subsidiary bank, primarily Northeastern Arkansas. Pocahontas Bancorp cannot assure you that favorable economic development will occur or that Pocahontas Bancorp's expectation of corresponding growth will be achieved. Adverse changes in the geographic markets that Pocahontas Bancorp's subsidiary bank serves would likely impair its ability to collect loans and could otherwise have a negative effect on the financial condition of Pocahontas Bancorp. Examples of potential unfavorable changes in economic conditions that could affect Northeastern Arkansas include, among other things, the adverse effects of weather on agricultural production and a substantial decline in agricultural commodity prices.

         Pocahontas Bancorp and its subsidiary bank operate in a regulated environment.

         Savings and loan holding companies and savings banks operate in a highly regulated environment and are subject to the supervision and examination by federal regulatory agencies. Pocahontas Bancorp and its subsidiary bank are subject to regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Federal laws and regulations govern matters ranging from the maintenance of adequate capital for the general business operations and financial condition of Pocahontas Bancorp's subsidiary bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. These and other restrictions limit the manner by which Pocahontas Bancorp and its subsidiary bank may conduct their businesses and obtain financing. Furthermore, the banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of financial institutions. Changes in monetary or legislative policies may affect the ability of Pocahontas Bancorp's subsidiary bank to attract deposits and make loans.

         Pocahontas Bancorp is affected by bank reform legislation.

         In November 1999, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 was enacted. The Gramm-Leach-Bliley Act is intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Since the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in the establishment and proliferation in Pocahontas Bancorp's market area of a number of larger financial institutions and other corporations that offer a wider variety of financial services than Pocahontas Bancorp currently offers and that can aggressively compete in the markets Pocahontas Bancorp currently serves, which could hurt Pocahontas Bancorp's profitability.

         Pocahontas Bancorp directors and executive officers own a significant portion of Pocahontas Bancorp common stock.

         Pocahontas Bancorp's directors and executive officers, as a group, beneficially owned approximately _____% of the outstanding Pocahontas Bancorp common stock as of __________, 2002. There are no agreements or understandings between or among any of Pocahontas Bancorp's directors or executive officers to vote their Pocahontas Bancorp common stock. As a result of their ownership, however, the directors and executive officers will have the ability, by voting their shares in concert, to influence significantly the outcome of all matters submitted to Pocahontas Bancorp's shareholders for approval, including the election of directors.

         North Arkansas Bancshares shareholders will own a small percentage of Pocahontas Bancorp's outstanding common stock after the merger.

         North Arkansas Bancshares shareholders collectively own 100% of North Arkansas Bancshares and, in the aggregate, have the absolute power to approve or reject any matters requiring the approval of shareholders under Tennessee law and North Arkansas Bancshares' charter. After the merger, however, North Arkansas Bancshares' shareholders will own in the aggregate approximately __% of the outstanding shares of Pocahontas Bancorp common stock (assuming an exchange ratio of 1.6667). Even if all former North Arkansas Bancshares shareholders vote in concert on all matters presented to Pocahontas Bancorp stockholders from time to time, this number of shares may not have a material effect on whether matters submitted to Pocahontas Bancorp stockholders are ultimately approved or rejected.

         Future sales of Pocahontas Bancorp common stock can affect its price.

         Pocahontas Bancorp cannot predict the effect, if any, that future sales of outstanding Pocahontas Bancorp common stock or the availability of Pocahontas Bancorp common stock for sale will have on its market price from time to time. Sales of substantial amounts of Pocahontas Bancorp common stock in the public market following the merger, or the perception that such sales could occur, could adversely affect prevailing market prices of Pocahontas Bancorp common stock.

         Pocahontas Bancorp's quarterly operating results may fluctuate.

         Pocahontas Bancorp's quarterly operating results have varied in the past and are expected to do so in the future. As changes occur in outside market forces, such as interest rates, the general economy and the agricultural industry in the southeastern United States, the regulation of the financial services industry and other similar forces, Pocahontas Bancorp's future quarterly operating results may vary significantly. In response to competitive pressures or new product or service introductions, Pocahontas Bancorp may take certain pricing or marketing actions that could adversely affect Pocahontas Bancorp's quarterly operating results. Pocahontas Bancorp's expense levels are based, in part, on Pocahontas Bancorp's expectations as to margins and fee revenues from its subsidiary bank's customers. If such margins and fees are below expectations, then Pocahontas Bancorp may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected shortfall. In future quarters, Pocahontas

Bancorp's operating results may be below the expectations of public market analysts and investors. In such event, the price of Pocahontas Bancorp common stock would likely fall.

         Pocahontas Bancorp's acquisitions could be dilutive to ownership percentages.

         Pocahontas Bancorp has grown recently through acquisitions. From time to time, Pocahontas Bancorp evaluates strategic opportunities in the banking and related financial services industries, and could make material acquisitions in the future. Pocahontas Bancorp may issue common stock to pay for those future acquisitions which could dilute the ownership interest of all Pocahontas Bancorp stockholders at the time of any such acquisition.

                        COMPARATIVE PER COMMON SHARE DATA

         The following table shows information about income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had merged at the beginning of the periods presented. We also assumed that North Arkansas Bancshares will be merged with Pocahontas Bancorp using the purchase method of accounting. See "ACCOUNTING TREATMENT" on page __. Finally, we assumed that Pocahontas Bancorp's acquisition of Peoples Bank through its subsidiary, First Community Bank, will have occurred. This transaction is scheduled to be completed at approximately the same time as the North Arkansas Bancshares merger is completed. While we have no reason to believe this transaction will not be completed, we also have presented comparative pro forma information assuming this transaction does not in fact occur.

         The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by an exchange ratio of 1.6667. We present this information to reflect the fact that North Arkansas Bancshares shareholders will receive shares of Pocahontas Bancorp common stock for each share of North Arkansas Bancshares common stock exchanged in the merger. Because the exchange ratio will be based on the price of Pocahontas Bancorp common stock during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than 1.6667. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

         Pocahontas Bancorp's fiscal year ends September 30 and North Arkansas Bancshares' fiscal year ends June 30. In the following tables, financial data for the fiscal year ended September 30, 2001 includes North Arkansas Bancshares' financial data for the 12 months ended June 30, 2001 and information regarding Pocahontas Bancorp is presented consistent with the fiscal year of Pocahontas Bancorp ended September 30, 2001. The information for the three months ended December 31, 2001 is based on the respective historical unaudited financial statements of Pocahontas Bancorp and North Arkansas Bancshares. All adjustments necessary to arrive at a fair presentation of interim period data have been included and are of a normal and recurring nature.

         The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. Pocahontas Bancorp has incorporated its prior filings into this document by reference. See "Where You Can Find More Information" on page __.


                                                                       At
                                                               December 31, 2001

Book Value Per Common Share:
  Historical:
    Pocahontas Bancorp........................................     $  10.04
    North Arkansas Bancshares ................................     $  17.16

  Pro Forma:
    Pro forma combined per share
     of Pocahontas Bancorp common stock (1)(2)................     $   9.99
    Pro forma combined per share
     of Pocahontas Bancorp common stock (3)...................     $   9.99
    Equivalent pro forma per share
     of North Arkansas Bancshares common stock (2)(4).........     $  16.65
    Equivalent pro forma per share
     of North Arkansas Bancshares common stock (3)(4).........     $  16.65


                                                        Three Months                      Year
                                                           Ended                          Ended
                                                        December 31,                  September 30,
                                                            2001                        2001 (4)(6)
                                                       --------------                 -------------

Cash Dividends Declared Per Common Share:
   Historical:
     Pocahontas Bancorp..............................     $   0.07                      $    0.26
     North Arkansas Bancshares ......................           --                             --

   Pro Forma:
     Combined per share of Pocahontas Bancorp
       common stock (1)(5)...........................     $   0.07                      $    0.26
     Equivalent pro forma per share of North
       Arkansas Bancshares common stock (4)(5).......         0.12                           0.43

Diluted Earnings Per Common Share:
   Historical:
     Pocahontas Bancorp..............................     $   0.23                      $    0.33
     North Arkansas Bancshares ......................        (0.03)                          0.52

   Pro Forma: (7)
     Combined per share of Pocahontas Bancorp
       common stock (1)(2)...........................     $   0.24                      $    0.42
      Combined per share of Pocahontas Bancorp
       common stock (1)(3)...........................         0.21                           0.32
     Equivalent pro forma per share of North
       Arkansas Bancshares common stock (2)(4).......         0.39                           0.70
     Equivalent pro forma per share of North
       Arkansas Bancshares common stock (3)(4).......         0.35                           0.53
_______________________________

(footnotes on following page)

                                       13




(1) Pro forma amounts are calculated based upon the assumption that all of the issued and outstanding shares of North Arkansas Bancshares common stock (other than treasury stock and shares held by Pocahontas Bancorp or its corporate affiliates) are converted into shares of Pocahontas Bancorp common stock assuming an exchange ratio of 1.6667 and that no cash is paid for fractional shares.
(2)  Assumes the completion of the acquisition of Peoples Bank.
(3)  Assumes the acquisition of Peoples Bank is not completed.
(4) The equivalent pro forma amounts are calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 1.6667.
(5) Pro forma dividend amounts assume that Pocahontas Bancorp would have declared a cash dividend per common share at an annual rate equal to $0.28 per share.
(6) Comparable North Arkansas Bancshares information is for the year ended June 30, 2001.
(7) Includes estimated pro forma impact of amortizing core deposit intangible, which results in a $39,000 annual reduction in earnings.

                COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

         Pocahontas Bancorp common stock is quoted on the Nasdaq National Market (symbol: PFSL). North Arkansas Bancshares common stock is traded over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc. The following table sets forth the reported high and low sales prices of shares of Pocahontas Bancorp common stock and North Arkansas Bancshares common stock, as reported on the Nasdaq National Market and the pink sheets, respectively, and the quarterly cash dividends per share declared, for the periods indicated. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                        Pocahontas Bancorp             North Arkansas Bancshares
                                                           common stock                       common stock
                                                 -------------------------------    -------------------------------
                                                 High        Low       Dividends    High        Low       Dividends
                                                 ----        ---       ---------    ----        ---       ---------
2000 Calendar Year
   First Quarter............................     $ 6.313     $ 5.50    $  0.060     $ 8.25      $ 6.75    $     -
   Second Quarter...........................       6.188       5.375      0.065       8.50        7.50          -
   Third Quarter............................       7.53        6.25       0.065       7.50        6.75          -
   Fourth Quarter...........................       7.75        6.88       0.065       7.50        6.75          -

2001 Calendar Year
   First Quarter............................       7.38        6.63       0.065       8.00        7.25          -
   Second Quarter...........................       8.00        6.81       0.065       7.50        7.25          -
   Third Quarter............................       9.37        8.00       0.065      10.30        7.35          -
   Fourth Quarter...........................       8.90        7.80       0.070      14.25        8.75          -

2002 Calendar Year
First Quarter...............................
Second Quarter (through _____________)......

         Pocahontas Bancorp's current dividend policy is to pay a quarterly cash dividend at an annual rate of $0.28 per share. The timing and amount of the future dividends of Pocahontas Bancorp will depend upon earnings, cash requirements, Pocahontas Bancorp's financial condition and other factors deemed relevant by the Pocahontas Bancorp board of directors. Dividends may also be limited by certain regulatory restrictions.


         The following table sets forth the last reported sale prices per share of Pocahontas Bancorp common stock and North Arkansas Bancshares common stock and the equivalent per share price for North Arkansas Bancshares common stock giving effect to the merger on (i) November 19, 2001, the last trading day preceding public announcement of the signing of the merger agreement; and (ii) April __, 2002, the last practicable date prior to the mailing of this document.


                                        Pocahontas Bancorp        North Arkansas Bancshares    Equivalent Price Per North
                                            Common Stock                  Common Stock        Arkansas Bancshares Share (1)
                                        ------------------        -------------------------   -----------------------------
November 19, 2001................       $      8.48               $       11.25               $     14.13
April __, 2002...................
__________________

(1) The equivalent price per share of North Arkansas Bancshares common stock at each specified date was determined by multiplying (i) the last reported sale price of Pocahontas Bancorp common stock on such date and
         (ii) the assumption that the exchange ratio would be 1.6667.

         The exchange ratio is subject to adjustment based upon the Pocahontas Bancorp trading price over a specified measurement period.

         As of December 31, 2001, the 4,468,680 outstanding shares of Pocahontas Bancorp common stock were held by approximately 720 record owners and the _________ outstanding shares of North Arkansas Bancshares common stock by approximately ____ record owners.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                              OF POCAHONTAS BANCORP

         The following Pocahontas Bancorp consolidated financial data is qualified in its entirety by the information included in the documents incorporated in this proxy statement/prospectus by reference. Interim financial results, in the opinion of Pocahontas Bancorp management, reflect all adjustments necessary for a fair presentation of the results of operations. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. See "Incorporation of Certain Information by Reference."

                                                  At
                                               Dec. 31,                     At September 30,
                                                          ----------------------------------------------------
                                                 2001       2001       2000       1999       1998       1997
                                               --------   --------   --------   --------  ---------  ---------
                                                                       (In Thousands)
Selected Financial Condition Data:

Total assets..............................     $482,037   $483,565   $401,105   $482,131  $ 406,981  $ 383,417
Cash and cash equivalents.................       15,795     11,146     12,941      8,622      3,781      2,805
Cash surrender value of life insurance....        6,643      6,589      6,158      5,965      5,822      5,639
Investment securities.....................       94,558     79,650    128,618    227,403    184,640    200,553
Loans receivable, net.....................      328,886    349,376    234,417   217,710     193,728    159,690
Federal Home Loan Bank Stock..............        2,787      3,787      5,988     10,981     10,060     10,053
Deposits..................................      381,712    348,541    234,972     211,891    195,537    143,354
FHLB advances.............................       30,004     73,316    117,990    213,105    143,670    190,601
Securities sold under agreements to
  repurchase..............................            -        350      1,375      2,075      2,107     20,685
Stockholders' equity (1)..................     $ 44,888   $ 44,589   $ 41,378   $ 48,032  $  60,567  $  24,246


                                                  For the Three
                                                  Months Ended
                                                  December 31,                 For The Year Ended September 30,
                                               -------------------   ----------------------------------------------------
                                                 2001       2000       2001       2000       1999       1998       1997
                                               --------   --------   --------   --------  ---------  ---------  ---------
                                                                              (In Thousands)
Summary of Operations:

Interest income...........................    $   8,019   $  7,056   $ 29,891   $ 29,927  $  27,960  $  27,854  $  26,093
Interest expense..........................        4,183      4,901     19,099     19,724     17,217     18,401     18,699
                                              ---------   --------   --------   --------  ---------  ---------  ---------
   Net interest income before provision
     for loan losses......................        3,835      2,155     10,792     10,203     10,743      9,453      7,394
Provision for loan losses.................          100          -        200        120          -          -         60
                                              ---------   --------   --------   --------  ---------  ---------  ---------
   Net interest income after provision
     for loan losses......................        3,735      2,155     10,592     10,083     10,743      9,453      7,334
Noninterest income........................        1,159        674      3,662      3,102      1,927        920      1,351
Noninterest expense:
   Compensation and benefits..............        1,920      1,126      8,102      4,383      7,628      3,825      2,954
   Occupancy and equipment................          559        243      1,278        996      1,137        662        566
   Federal deposit insurance premiums.....           11         11         66         64        118        104        108
   Other..................................          858        607      3,017      2,658      2,369      1,600      1,337
                                              ---------   --------   --------   --------  ---------  ---------  ---------
     Total noninterest expense............        3,348      1,987     12,463      8,101     11,252      6,191      4,965
                                              ---------   --------   --------   --------  ---------  ---------  ---------
Income before income taxes................        1,547        843      1,791      5,084      1,418      4,182      3,720
Income tax provision......................          529        190        382      1,632        466      1,294      1,344
                                              ---------   --------   --------   --------  ---------  ---------  ---------
     Net income...........................    $   1,018   $    653   $  1,409   $  3,452  $     952  $   2,888  $   2,376
                                              =========   ========   ========   ========  =========  =========  =========
______________________

(1) Includes effect of Pocahontas Bancorp's second step offering during the fiscal year ended September 30, 1998.

                                                  At or For the
                                                   Three Months
                                                      Ended
                                                   December 31,              At or For the Year Ended September 30,
                                               -------------------   ----------------------------------------------------
                                                 2001       2000       2001       2000       1999       1998       1997
                                               ---------  --------   --------   --------  ---------  ---------  ---------
Key Financial Ratios and Other Data(1):


Performance Ratios:
Return on average equity.....................     10.92%     5.93%      3.39%      7.79%      1.80%      6.16%     10.07%
Return on average assets.....................      1.13      0.61       0.35       0.80       0.23       0.67       0.63
Interest rate spread (2).....................      4.12      1.91       2.74       2.28       2.37       1.92       1.83
Net interest margin (2)......................      4.21      2.18       2.90       2.54       2.72       2.45       2.04
Noninterest expense to average assets........      2.86      1.74       3.05       1.92       2.66       1.55       1.32
Net interest income after provision for loan
  losses to noninterest expense..............    129.64    116.97      84.99     124.00      95.48     152.69     147.68
Efficiency (5) ..............................     62.37     66.14      87.42      61.77      88.80      59.69      57.17


Asset Quality Ratios:
Average interest-earning assets to average
  interest-bearing liabilities...............    102.25    105.41     103.23     105.22     108.11     110.93     104.09
Non-performing loans to net loans (3)(4).....      1.72      0.77       1.81       0.86       0.63       1.19       0.28
Non-performing assets to total assets (3)(4).      1.42      0.67       1.58       0.66       0.34       0.57       0.12
Allowance for loan losses to nonperforming
   loans (3)(4)..............................     50.81     93.81      44.77      83.78     119.23      73.34     373.45
Allowance for loan losses to nonperforming
   loan assets (3)(4)........................     41.91     65.22      36.94      63.45     100.24      72.84     359.79
Allowance for loan losses to total loans (3).      0.87      0.72       0.80       0.71       0.73       0.86       1.03

Capital, Equity and Dividend Ratios:
Tangible capital (3).........................      7.09      9.52       7.14       8.92       9.35      10.24       6.32
Core capital (3).............................      7.09      9.52       7.14       8.92       9.35      10.24       6.32
Risk-based capital (3).......................     10.88     17.23      10.17      17.66      20.23      22.62      16.22
Average equity to average assets ratio.......     10.38     10.26       9.47      10.31      12.45      10.87       6.26
Dividend payout ratio........................     30.73     20.12      81.27      38.46     151.55      43.20      60.74

Per Share Data:
Dividends per share..........................  $  0.070   $ 0.065    $  0.26    $  0.25    $  0.24    $  0.23    $  0.22
Book value per share (6).....................  $  10.04   $  9.58    $  9.98    $  9.29    $  8.70    $  9.46    $  3.82
Basic earnings per share (7).................  $   0.23   $  0.15    $  0.33    $  0.67    $  0.16    $  0.45    $  0.38
Diluted earnings per share (8)...............  $   0.23   $  0.15    $  0.33    $  0.67    $  0.16    $  0.44    $  0.37

Number of full service offices...............        20        14         21         14         14         11          6
____________________________________


(1) With the exception of period end ratios, ratios are based on average monthly balances.
(2) Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities , and net interest margin represents net interest income as a percent of average interest earning assets.
(3)  End of period ratio.
(4) Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of non-accrual loans while real estate owned consists of real estate acquired in settlement of loans.
(5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(6)  This calculation is based on 4,468,680, 4,454,357, 4,468,680, 4,454,357,
     5,518,614, 6,399,623, and 6,341,553 shares outstanding at December 31, 2001 and 2000, and at September 30, 2001, 2000, 1999, 1998, and 1997,
     respectively.
(7) This calculation is based on weighted average shares outstanding of 4,383,541, 4,284,357, 4,295,002, 5,166,038, 5,802,860, 6,388,906 and
     6,327,798, for the three months ended December 31, 2001 and 2000 and for the fiscal years ended September 30, 2001, 2000, 1999, 1998, and 1997, respectively.
(8) This calculation is based on weighted average shares outstanding of 4,383,541, 4,293,685, 4,295,793, 5,172,751, 5,837,619, 6,535,068,
     6,486,058, 6,382,328, for the three months ended December 31, 2001 and 2000 and for fiscal years ended September 30, 2001, 2000, 1999, 1998, 1997, respectively.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                          OF NORTH ARKANSAS BANCSHARES

         These tables show historical consolidated financial data for North Arkansas Bancshares. The annual historical financial condition and operating data are derived from North Arkansas Bancshares audited consolidated financial statements. Financial amounts as of and for the six months ended December 31, 2001 and 2000 are unaudited; however, North Arkansas Bancshares believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume that the six-month results indicate results for any future period.

Summary of Financial Condition


                                    At
                               December 31,                                    At June 30,
                                              -----------------------------------------------------------------------------
                                   2001            2001            2000            1999           1998            1997
                             ---------------- --------------  --------------  -------------- --------------- --------------
                             (Unaudited)                                 (Dollars In Thousands)

Total assets...............  $    39,583      $    43,105     $    45,359     $    47,962    $    43,869     $    34,379
Cash.......................        2,236              243             140             224            926             280
Interest-bearing deposits..                         1,782           1,096              84          1,168             604
Certificates of deposit....          748              998           1,198           1,698          1,990             691
Investment securities, held
  to maturity..............        7,376           11,235          12,742          14,042         11,244           5,923
Loans receivable, net......       27,295           26,866          28,252          29,539         25,593          24,794
Deposits...................       28,949           29,909          30,126          34,680         34,271          31,073
FHLB advances..............        5,365            7,976          10,159           8,090          3,970             618
Equity.....................        5,040            4,984           4,874           4,943          5,326           2,266
_____________________________

(1) Fiscal year 1997 results reflect the operations of Newport Federal Savings Bank only. Effective December 18, 1997, Newport Federal Savings Bank converted from mutual to stock form with all of its outstanding shares acquired by North Arkansas Bancshares.

Summary of Operations


                                     Six Months Ended
                                        December 31,                              Year Ended June 30,
                                     ---------------------     ------------------------------------------------------------
                                       2001         2000         2001         2000         1999         1998         1997
                                       ----         ----         ----         ----         ----         ----         ----
                                          (Unaudited)                            (Dollars In Thousands)

Interest income.................     $  1,355     $  1,617     $  3,181     $  3,174     $  3,129     $  2,741     $  2,493
Interest expense................          789        1,036        2,045        2,002        2,074        1,717        1,597
                                     --------     --------     --------     --------     --------     --------     --------
   Net interest income..........          566          581        1,136        1,172        1,056        1,025          896
 Provision for loan losses......            5           (6)          64           10           64          156           90
                                     --------     ---------    --------     --------     --------     --------     --------
Net interest income after
   provision for loan losses....          553          587        1,072        1,162          992          868          806
                                     --------     --------     --------     --------     --------     --------     --------

Noninterest income..............           77           74          162          143          148           68           19
                                     --------     --------     --------     --------     --------     --------     --------
Noninterest expense:
  Compensation and benefits.....          227          236          437          486          469          454          648
  Occupancy and equipment.......           61           60          122          126          115          106           91
  Federal insurance premium.....            9           12           21           16           20           20          217
  Other.........................          245          198          434          463          530          319          201
                                     --------     --------     --------     --------     --------     --------     --------
   Total noninterest expense....          542          506        1,014        1,091        1,134          899        1,157
                                     --------     --------     --------     --------     --------     --------     --------
Income (loss) before taxes......           89          155          219          213            6           37         (332)
Income tax provision (benefit)..           32           23           75           72            5           13         (133)
                                     --------     --------     --------     --------     --------     --------     ---------
   Net income (loss)............     $     57     $    132     $    145     $    141     $      1     $     25     $   (199)
                                     ========     ========     ========     ========     ========     ========     =========

Key Operating Ratios


                                       Six Months Ended
                                         December 31,                          Year Ended June 30,
                                      ------------------      -------------------------------------------------------
                                       2001        2000        2001        2000        1999        1998        1997
                                       ----        ----        ----        ----        ----        ----        ----
                                         (Unaudited)                          (Dollars In Thousands)

Performance Ratios:
  Return on assets (ratio of
    net earnings to average
    total assets)..................     0.3%        0.6%        0.3%        0.3%          NM        0.06%      (0.60)%
  Return on equity (ratio of net
    earnings to average equity)....     2.28        5.36        2.93        2.85        0.02        0.65       (8.41)
  Ratio of average interest-earning
    assets to average interest-
    bearing liabilities............   107.33      106.47      106.81      106.24      105.92      102.97      102.60
  Interest rate spread.............     2.86        2.23        2.59        2.39        2.11        3.31        2.54

Asset Quality Ratios:
  Non-performing loans to total
    loans at end of period.........     1.39        0.87        0.99        0.03        0.12        0.18        0.30
  Non-performing loans to total
    assets.........................     0.95        0.56        0.65        0.06        0.07        0.10        0.21
  Non-performing assets to total
    assets at end of period........     1.12        0.56        0.65        0.07        0.87        1.49        0.21
  Allowance for loan losses to
    non-performing loans at end of
    period.........................    37.28       31.17       52.38      280.56       25.24       32.41      202.70
  Allowance for loan losses to
    total loans, net...............     0.51        0.27        0.52        0.36        0.36        0.74        0.60

Capital Ratios:
  Tangible capital.................    11.30        9.69        9.9         9.4         8.8         9.6         6.59
  Core capital.....................    11.30        9.69        9.9         9.4         8.8         9.6         6.59
  Risk-based capital...............    23.09       20.99       22.0         21.0       19.4        20.2        13.18
  Equity to total assets at end of
    period.........................    12.34       11.02       11.56       10.75       10.31       12.19        6.59

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Pocahontas Bancorp and North Arkansas Bancshares. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "potential" or similar expressions. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

        o increases in competitive pressure among financial institutions or from non-financial institutions;

        o         changes in the interest rate environment;

        o         changes in deposit flows, loan demand or real estate values;

        o         changes in accounting principles, policies or guidelines;

        o general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets, or the banking industry;

        o         legislation or regulatory changes;

        o         technological changes;

        o the level of realization, if any, of expected cost savings from the merger;

        o difficulties related to the integration of the business of Pocahontas Bancorp and North Arkansas Bancshares may be greater than expected; and

        o         revenues following the merger may be lower than expected.

         Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

         All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Pocahontas Bancorp or North Arkansas Bancshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Pocahontas Bancorp nor North Arkansas Bancshares undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. However, Pocahontas Bancorp and North Arkansas Bancshares will promptly amend or supplement this document in order to reflect any facts or events arising after the effective date of this document which individually or in the aggregate represent a fundamental change in the information set forth herein.

                         INFORMATION ABOUT THE COMPANIES

Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas 72401
(870) 802-5900

         Pocahontas Bancorp, Inc., a Delaware corporation and holding company organized in 1998, is a community-oriented financial institution headquartered in Jonesboro, Arkansas. It is the holding company for First Community Bank, a federal stock savings bank founded in 1935 and subject to regulation by the Office of Thrift Supervision. First Community Bank's deposits are insured by the Savings Association Insurance Fund, as administered by the Federal Deposit Insurance Corporation. First Community Bank, which operates through 20 branch offices in Northeast Arkansas, is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated through operations and from borrowings, in the origination of mortgage loans on single-family properties. In addition, First Community Bank also originates commercial real estate loans, multi-family residential real estate loans, agricultural real estate loans, home equity loans and other consumer loans. First Community Bank also invests in U.S. Treasury and Government agency securities and other investment securities. First Community Bank's deposit gathering base is concentrated in the communities surrounding its offices.

         On January 16, 2002, First Community Bank entered into a Stock Purchase Agreement with Spring Rivers Bancshares, Inc., a privately-held corporation, and its Arkansas bank subsidiary, Peoples Bank, to acquire all of the issued and outstanding shares of common stock of Peoples Bank to be followed by the merger of Peoples Bank with and into First Community Bank. Pursuant to the agreement, First Community Bank will pay Spring Rivers Bancshares cash consideration of approximately $8 million. Consummation of the transaction is expected prior to July 31, 2002 and is subject to certain conditions, including the receipt of all required regulatory approvals. The transaction is not subject to approval of stockholders of Pocahontas Bancorp. The mergers with North Arkansas Bancshares and Peoples Bank are not contingent on one another.

North Arkansas Bancshares, Inc.
200 Olivia Drive
Newport, Arkansas 72112
(870) 523-3611

         North Arkansas Bancshares, a Tennessee corporation organized in 1997, is the holding company for Newport Federal Savings Bank, a federal stock savings bank founded in 1934. Both North Arkansas Bancshares and Newport Federal Savings Bank are subject to regulation by the Office of Thrift Supervision. Newport Federal Savings Bank's deposits are insured by the Savings Association Insurance Fund, as administered by the Federal Deposit Insurance Corporation. Newport Federal Savings Bank operates one banking office in Newport, Arkansas.

         Newport Federal Savings Bank operates as a community-oriented financial institution. Its principal business consists of accepting retail deposits from the general public in the area surrounding its branch office and investing those funds, together with funds generated from operations and borrowings, in residential real estate loans. Newport Federal Savings Bank also provides a variety of other financial services to consumers and businesses in its market area. Its revenues are derived from these banking activities and its portfolios of investment and mortgage- backed securities.

                  THE NORTH ARKANSAS BANCSHARES SPECIAL MEETING

         This section contains information from North Arkansas Bancshares about the special meeting of shareholders it has called to consider and approve the merger agreement.

         Together with this document, we are also sending you a notice of the North Arkansas Bancshares special meeting and a form of proxy that is solicited by our board of directors. The special meeting will be held on May __, 2002 at ______ a.m., Arkansas time, at ____________________________________, Newport,
Arkansas.

Matters to be Considered

         The purpose of the special meeting is to vote on a proposal for adoption of the merger agreement.

         You may be asked to vote upon any other matters that may properly be submitted to a vote at the special meeting. You also may be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

         Each copy of this document mailed to North Arkansas Bancshares stockholders is accompanied by a form of proxy with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by

        o submitting written notice of revocation to the Secretary of North Arkansas Bancshares prior to the voting of such proxy,

        o         submitting a properly executed proxy of a later date, or

        o voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

                         North Arkansas Bancshares, Inc.
                         200 Olivia Drive
                         Newport, Arkansas 72112
                         Attention: Pamela Decker, Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

         All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" adoption of the merger agreement. The North Arkansas Bancshares board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

         You should NOT send stock certificates with your proxy cards. If the merger is completed, you will be mailed a transmittal form promptly after the completion of the merger with instructions on how to exchange your stock certificates for stock certificates of Pocahontas Bancorp and cash in lieu of fractional shares, if applicable.

Solicitation of Proxies

         North Arkansas Bancshares will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of North Arkansas Bancshares common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from North Arkansas Bancshares shareholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

         Your board of directors has fixed the close of business on April__, 2002 as the record date for determining the North Arkansas Bancshares shareholders entitled to receive notice of and to vote at the special meeting. At that date, __________ shares of North Arkansas Bancshares common stock were outstanding, held by approximately _____ holders of record.

Voting Rights and Vote Required

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of North Arkansas Bancshares common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

         Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of North Arkansas Bancshares common stock entitled to vote at the special meeting. You are entitled to one vote for each share of North Arkansas Bancshares common stock you held as of the record date. However, North Arkansas Bancshares' charter provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of North Arkansas Bancshares are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

         Because the affirmative vote of the holders of a majority of the outstanding shares of North Arkansas Bancshares common stock entitled to vote at the special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, your board of directors urges you to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Principal Holders of Voting Securities


         The following table sets forth, as of the record date, the shares of North Arkansas Bancshares common stock beneficially owned by directors and executive officers individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the outstanding shares of North Arkansas Bancshares common stock on the record date. The information with respect to the parties (other than Pocahontas Bancorp) owning more than five percent of the outstanding shares is based on filings by such parties with the SEC through the date the North Arkansas Bancshares common stock was de-registered (January 23, 2000) and may no longer be accurate.

                                                          Amount of Shares
                                                          Owned and Nature
         Name and Address of                                of Beneficial                    Percent of Shares
          Beneficial Owners                               Ownership (1)(3)                      Outstanding
         -------------------                              ----------------                   -----------------

Directors and Executive Officers (2)

J.C. McMinn                                                        700                             0.24%

O.E. Guinn, Jr.                                                 16,180                             5.51

Kaneaster Hodges, Jr.                                           13,414                             4.57

John Minor                                                      13,833                             4.71

Brad Snider                                                     16,344                             5.56
                                                                ------                           ------

All Directors and Executive Officers                            60,471                            20.59
  as a Group (5 persons) (3)

Principal Stockholders:

North Arkansas Bancshares, Inc.                                 29,065                             9.90%
Employee Stock Ownership Plan
200 Olivia Drive
Newport, Arkansas 72112

Jeffrey L. Gendell                                              29,029                             9.88
Tontine Management, L.L.C.
Tontine Financial Partners, L.P.
Tontine Overseas Associates, L.L.C.
200 Park Avenue, Suite 3900
New York, New York 10166


Pocahontas Bancorp, Inc.                                        70,802                            20.26 (4)
1700 East Highland Drive
Jonesboro, Arkansas 72401
__________________________


(1) A person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The mailing address for each person listed is 200 Olivia Drive, Newport, Arkansas 72112.
(3) Includes shares of common stock allocated to the accounts of employees pursuant to the Employee Stock Ownership Plan of North Arkansas Bancshares. Under the terms of the ESOP, shares of common stock so allocated are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duty otherwise requires.
(4) Calculated by dividing the number of shares in the second column of this table by the total shares of common stock outstanding plus 55,802 shares, representing the total number of shares that may be acquired pursuant to the exercise of the stock option.

         Pocahontas Bancorp and directors and executive officers of First Community Bank and their affiliates (excluding the shares subject to the stock option described in "THE STOCK OPTION AGREEMENT" on page __), beneficially owned _______ shares of North Arkansas Bancshares common stock, or __% of the outstanding common stock as of the record date.

Recommendation of the Board of Directors

         Your board of directors has unanimously approved the merger agreement and the transactions it contemplates. The board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of North Arkansas Bancshares and its shareholders and unanimously recommends that you vote "FOR" adoption of the merger agreement.

         See "THE MERGER-North Arkansas Bancshares' Reasons for the Merger; Recommendation of Board of Directors" on page __ for a more detailed discussion of the North Arkansas Bancshares board of directors' recommendation.

Attending the Meeting

         If you are a beneficial owner of North Arkansas Bancshares common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of North Arkansas Bancshares common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in North Arkansas Bancshares' Benefits Plans


         If you are a participant in our Employee Stock Ownership Plan, you will have received with this document voting instruction forms that reflect all shares you may vote under the plans. Under the terms of this plan, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of North Arkansas Bancshares common stock allocated to his or her account. If you own shares through the ESOP and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the ESOP. The deadline for returning your voting instructions is ___________, 2002.

                                   THE MERGER

         The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, stock option agreement and financial advisor opinion attached as Appendices to this document. We encourage you to read and review those documents as well as the discussion in this document.

General

         This section provides material information about the merger of North Arkansas Bancshares and Pocahontas Bancorp and the circumstances surrounding the merger. The next sections of this document, entitled "THE MERGER AGREEMENT" on pages __ through __ and "THE STOCK OPTION AGREEMENT" on pages __ through __, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

         At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will constitute adoption of the transactions it contemplates, including, among others, the merger of North Arkansas Bancshares with and into Pocahontas Bancorp.

         We are furnishing this document to you in connection with the solicitation of proxies by the board of directors of North Arkansas Bancshares for use at its special meeting of shareholders and any adjournment or postponement of the meeting.

Conversion of North Arkansas Bancshares Common Stock

         When the merger becomes effective, for each share of North Arkansas Bancshares common stock that you own, you will receive $15.00 worth of Pocahontas Bancorp common stock. Specifically, you will receive for each share of North Arkansas Bancshares common stock that number of shares of Pocahontas Bancorp common stock equal to the number obtained by dividing $15.00 by the average of the closing bid price of Pocahontas Bancorp common stock on the Nasdaq National Market for the 15 consecutive trading days ending on the fifth business day before we complete the merger. Pocahontas Bancorp will not issue any fractional shares. Instead, you will receive a cash payment, without interest, equal to that fractional share interest.

         Any shares of North Arkansas Bancshares common stock owned or held by Pocahontas Bancorp or North Arkansas Bancshares or any of their subsidiaries at the time the merger becomes effective will cease to exist, and those shares will not be converted into shares of Pocahontas Bancorp common stock. No shares of Pocahontas Bancorp capital stock or cash will be issued or exchanged for such shares.


         Shareholders of North Arkansas Bancshares have the right to dissent from the merger and obtain the payment of the fair value of their shares. To do so however, shareholders must satisfy specific statutory requirements. See "Dissenters' Rights" and Appendix IV for a description of these procedures. Any dissenting shares will not be converted in the merger into Pocahontas Bancorp common stock.


Structure of the Merger

         The merger agreement provides for the merger of North Arkansas Bancshares with and into Pocahontas Bancorp. Pocahontas Bancorp will be the surviving corporation. Immediately after the consummation of the merger, First Community Bank (Pocahontas Bancorp's savings bank subsidiary) and Newport Federal Savings Bank (North Arkansas Bancshares' savings bank subsidiary) will merge, with First Community Bank the surviving bank of that merger.

         Pocahontas Bancorp will account for the merger as a "purchase" for financial reporting purposes. The merger is intended to qualify as a "reorganization" withing the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

Background of the Merger

         Newport Federal Savings Bank converted from the mutual to stock form of organization in 1997 and formed North Arkansas Bancshares as part of that conversion. The period since the conversion has been one of continuous and significant change in the financial services industry, including intensified competition and consolidation. The management and boards of directors of North Arkansas Bancshares and Newport Federal Savings Bank have closely monitored the changes within the industry, and have sought over the years to best position North Arkansas Bancshares and its shareholders. In view of the boards' belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for smaller thrifts and thrift holding companies such as North Arkansas Bancshares to maintain their competitive position and market share, the boards have over time considered various strategic alternatives, including remaining an independent entity, as well as entering into possible business combinations with other financial institutions.

         Since completing the initial public offering in December 1997, the North Arkansas Bancshares board of directors has evaluated the performance of North Arkansas Bancshares relative to its business plan as well as the performance of the North Arkansas Bancshares common stock. The Board has adopted measures in an attempt to return value to its shareholders including periodic stock repurchase programs. Because of its size and the perceived limitations of its primary market area, the growth needed to improve profitability has been difficult to achieve. The board had sought out measures to attempt to reduce expenses including the de-registration of the North Arkansas Bancshares common stock under the Securities Exchange Act of 1934, which resulted in some cost savings.

         On June 29, 2001, representatives of DD&F Consulting Group, a Little Rock-based investment bank, contacted Mr. Brad Snider, President and Chief Executive Officer of North Arkansas Bancshares, to inquire as to the interest of North Arkansas Bancshares in a possible affiliation with Pocahontas Bancorp. On July 5, 2001 at a regularly scheduled meeting of the board, Mr. Snider informed the other directors of his conversation with representatives of DD&F. The board discussed the pros and cons of considering a transaction of this type and deferred any formal decision as to whether to explore further this possibility.

         In late July 2001, representatives of North Arkansas Bancshares and Pocahontas Bancorp had direct discussions (with DD&F participating on behalf of Pocahontas Bancorp) regarding the structure of any possible affiliation and the form of the consideration to be received and other matters. The North Arkansas Bancshares board met again on July 26, 2001 to discuss the additional details and information that had been obtained. The North Arkansas Bancshares board authorized management to continue these discussions.

         By letter dated August 7, 2001, DD&F sent a non-binding indication of interest to North Arkansas Bancshares on behalf of Pocahontas Bancorp. This letter outlined some of the terms that had been discussed to date. On August 10, 2001, the North Arkansas Bancshares board of directors held a special meeting at which legal counsel participated via conference call. Legal counsel reviewed with the board its responsibilities in evaluating a proposal of this type. The board determined to proceed to investigate a possible affiliation and authorized management to interview possible companies to serve as its financial advisor.

         On August 30, 2001, the board decided to engage Ferguson & Company to serve as its financial advisor. Ferguson & Company had served as the appraiser in connection with the mutual-to-stock conversion of Newport Federal Savings Bank. Ferguson & Company also prepared on an annual basis an appraisal of the value of the shares of North Arkansas Bancshares common stock held by its employee stock ownership plan.

         The parties entered into a confidentiality agreement on August 29, 2001. The confidentiality agreement included a provision whereby North Arkansas Bancshares agreed it would not seek out an alternative merger proposal for a 45-day period. While North Arkansas Bancshares had not previously received or solicited alternative merger proposals, based on the board's knowledge of the likely acquirers for an institution its size, the board did not believe that there were likely to be other interested parties. The parties conducted mutual due diligence during the month of September and held additional discussions regarding the terms of the transaction during this period. On October 4, 2001 the board of directors met with legal counsel and Ferguson & Company participating via conference call. At that meeting, representatives compared the proposed value being offered in the informal proposals versus the value received in other similar transactions and recommended to the board that it not proceed unless the amount being offered was increased. Further discussions were held between the respective financial advisors as to the amount of the proposed merger consideration and the point at which an exchange ratio would be established. A resolution was reached in mid-October, subject to the satisfactory negotiation of the definitive merger agreement and various related issues. The dollar value of the consideration to be received was increased with the precise exchange ratio to be established based upon the average closing price of the Pocahontas Bancorp. In addition, the parties agreed to provide each party a termination right in the event the average price exceeded $11.00 in the case of North Arkansas Bancshares or was less than $7.00 in the case of Pocahontas Bancorp. The merger agreement and the various ancillary agreements were negotiated during October and early November. On November 6, 2001, the Pocahontas Bancorp board met and approved the terms of the merger agreement subject to satisfactory resolution by management of various pending issues.

         On November 20, 2001, the board of directors held a special meeting with legal counsel and representatives of Ferguson & Company participating via conference call. Counsel reviewed with the board the terms of the final merger agreement, the stock option agreement and related agreements and discussed with the board the changes that had been made in the negotiations. Ferguson & Company reviewed with the board the financial terms of the merger and gave its oral opinion that the consideration being offered was fair to the shareholders of North Arkansas Bancshares from a financial point of view. After discussion and questions and answers, the board of directors approved the merger agreement and the stock option agreement and management executed the documents on behalf of North Arkansas Bancshares.

Reasons for the Merger and Recommendation of the North Arkansas Bancshares Board of Directors

         The North Arkansas Bancshares board believes that the merger is fair to, and in the best interests of, North Arkansas Bancshares and its shareholders. Accordingly, the North Arkansas Bancshares board has unanimously approved the merger agreement and recommends that the holders of North Arkansas Bancshares common stock vote FOR the approval and adoption of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

         The terms of the merger, including the exchange ratio, are the result of arm's-length negotiations between representatives of North Arkansas Bancshares and Pocahontas Bancorp. In reaching its decision to approve the merger agreement, the North Arkansas Bancshares board consulted with its legal advisors regarding the legal terms of the transaction and the North Arkansas Bancshares board's obligations in its consideration of the proposed transaction, and with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the exchange ratio. The board considered a number of factors, both from a short-term and long-term perspective, including the following:

         o the board's familiarity with and review of North Arkansas Bancshares' business, financial condition, results of operations and prospects, including its potential growth and profitability and the associated business risks;

         o the current and prospective environment in which North Arkansas Bancshares operates, including national and local economic conditions, the competitive environment for savings associations and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as Newport Federal Savings Bank;

         o the rapid technological advances impacting the financial services industry in recent years, the significant capital investment necessary for North Arkansas Bancshares to keep pace with such technological advances, the competitive advantage and increased efficiency gained by financial institutions possessing sufficient resources to enable them to make such capital investments and to realize such efficiencies and the comparable competitive disadvantage to smaller institutions such as North Arkansas Bancshares which generally do not possess the resources necessary to invest in such technological advances;

         o information concerning the business, financial condition, results of operations and prospects of Pocahontas Bancorp, including the recent performance of Pocahontas Bancorp common stock, the historical financial data of Pocahontas Bancorp, customary statistical measurements of Pocahontas Bancorp's financial performance and the future prospects for Pocahontas Bancorp common stock following the merger;

         o the value to be received by holders of North Arkansas Bancshares common stock pursuant to the merger agreement in relation to the historical trading prices of North Arkansas Bancshares common stock;

         o the information presented by Ferguson & Company to the North Arkansas Bancshares board with respect to the merger and the opinion of Ferguson & Company that, as of the date of such opinion, the exchange ratio was fair from a financial point of view to the holders of North Arkansas Bancshares common stock (other than Pocahontas Bancorp and its affiliates);

         o the financial and other significant terms of the proposed merger with Pocahontas Bancorp, and the review by North Arkansas Bancshares with its legal and financial advisors of the provisions of the merger agreement and the stock option agreement;

         o the expected impact of the merger on North Arkansas Bancshares' business, employees, customers and communities, the compatibility of the respective businesses and management philosophies of Pocahontas Bancorp and North Arkansas Bancshares, and the expectation that Pocahontas Bancorp will continue to provide quality service to the customers and the community served by North Arkansas Bancshares;

         o        the fact that Pocahontas Bancorp has agreed to appoint Mr.
                  Brad Snider and two other board members to the First Community Bank board of directors and to appoint all other directors of Newport Federal Savings Bank to an advisory board of First Community Bank, both of which are expected to provide a degree of continuity and involvement by North Arkansas Bancshares following the merger, which North Arkansas Bancshares believes will further promote the interests of North Arkansas Bancshares' shareholders, customers and employees;

         o the fact that the receipt of Pocahontas Bancorp common stock in the merger generally will permit holders of North Arkansas Bancshares common stock to defer any federal income tax liability associated with the increase in the value of their stock as a result of the merger and to become stockholders of Pocahontas Bancorp, an institution with strong operations, earnings, performance, dividend payments and share liquidity;

         o the alternative strategic courses available to North Arkansas Bancshares, including remaining independent and exploring other potential business combination transactions; and

         o the likelihood of receiving the requisite regulatory approvals in a timely manner.

         North Arkansas Bancshares' board also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including the following:

         o the loss of control over the future operations of North Arkansas Bancshares following the merger;

         o the fact that North Arkansas Bancshares could be effectively precluded from entering into any potentially superior merger with a third party because Pocahontas Bancorp required that voting agreements be executed by North Arkansas Bancshares' executive officers and directors, thereby effectively ensuring that 13.6% of the shareholders of North Arkansas Bancshares would approve the merger, and because Pocahontas Bancorp required the execution by North Arkansas Bancshares of the stock option agreement, which would likely have the effect of making any alternative merger proposal prohibitively expensive; and


         o        the other risks described in this document under "Risk
                  Factors."


         The North Arkansas Bancshares board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger. In making its determination, the board did not ascribe relative weights to the factors that it considered.

         It should be noted that this explanation of North Arkansas Bancshares board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" on page __.

Treatment of North Arkansas Bancshares Stock Options

         Pursuant to the merger agreement, on the effective date of the merger, each outstanding stock option to purchase North Arkansas Bancshares common stock will be converted automatically into an option to purchase shares of Pocahontas Bancorp common stock. The number of shares of Pocahontas Bancorp common stock to be subject to the new option will be equal to the product of the number of shares of North Arkansas Bancshares common stock subject to the original option and the exchange ratio, with any fractional share rounded up to the nearest whole share. The exercise price will also be adjusted by the exchange ratio, and will be rounded down to the nearest cent.

Opinion of North Arkansas Bancshares' Financial Advisor

         North Arkansas Bancshares has retained Ferguson & Company to render a fairness opinion with respect to the merger. At a meeting of the North Arkansas Bancshares board of directors held on November 20, 2001, Ferguson & Company delivered its opinion, which opinion was subsequently updated in writing as of the date of this proxy statement/prospectus, that, as of such dates and subject to the assumptions described in such opinion, the consideration to be received by the holders of North Arkansas Bancshares common stock in the merger is fair to such shareholders from a financial point of view. No limitations were imposed on Ferguson & Company by North Arkansas Bancshares' board of directors with respect to the investigations made or the procedures followed by it in rendering its opinion.

         Ferguson & Company's opinion is directed to the board of directors of North Arkansas Bancshares and is directed only to the fairness, from a financial point of view, of the consideration to be received by North Arkansas Bancshares' shareholders based on conditions as they existed and could be evaluated as of the date of the opinion. Ferguson & Company's opinion does not constitute a recommendation to any North Arkansas Bancshares' shareholder as to how such shareholder should vote at the special meeting, nor does Ferguson & Company's opinion address the underlying business decision to effect the merger.

         North Arkansas Bancshares has agreed to pay Ferguson & Company an advisory fee of $25,000 for delivery of its fairness opinion and to indemnify and hold harmless Ferguson & Company to the full extent lawful from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with this engagement.

         In connection with rendering its opinion, Ferguson & Company reviewed and analyzed, among other things, the following: (i) the merger agreement; (ii) certain publicly available information relating to North Arkansas Bancshares and Pocahontas Bancorp; (iii) the audited financial statements of North Arkansas Bancshares for each of the years in the two-year period ended June 30, 2001;
(iv) the unaudited financial statements of North Arkansas Bancshares for the three months ended September 30, 2001; (v) certain additional materials made available by the respective managements of North Arkansas Bancshares and Pocahontas Bancorp; (vi) information with respect to the trading markets for North Arkansas Bancshares and Pocahontas Bancorp common stock; and (vii) certain publicly available information concerning the nature and terms of other transactions that Ferguson & Company considered relevant to its inquiry. Ferguson & Company also met with certain officers of North Arkansas Bancshares and Pocahontas Bancorp to discuss the foregoing as well as other matters which it believed were relevant to its inquiry.

         The summary below is not a complete description of the methodology used in the analyses performed by Ferguson & Company. It is, however, a summary of the salient factors taken into consideration, from the perspective of evaluating the worth of North Arkansas Bancshares and comparing the offer received in the valuation process. The amount of the merger consideration was not determined by Ferguson & Company but was determined through negotiations with Pocahontas Bancorp. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary descriptions. Ferguson & Company believes that its analysis and the summary set forth below must be considered as a whole and that selecting portions of its analysis without considering all analyses, or selecting part of the summary without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in Ferguson & Company's presentations and opinion. The ranges of valuation resulting from any particular analysis described below should not be taken to be Ferguson & Company's view of the actual value of North Arkansas Bancshares. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis.

         Major considerations (giving no greater weight to any consideration) were: (1) financial performance and factors impacting earnings; (2) dividend payment history, capacity and earnings potential; (3) pricing of similar transactions; (4) investment characteristics of the potential acquirer; and (5) review of the merger agreement and its terms.

         Financial Performance and Factors Impacting Earnings. In connection with rendering its opinion, Ferguson & Company reviewed publicly available information and information provided by management regarding North Arkansas Bancshares and Pocahontas Bancorp. Ferguson & Company's analysis of such methodology began with the historic measurement of modules that help develop a projective risk/opportunity profile for each institution. Each module is potentially (but not always) complex: liquidity, capital adequacy, asset quality, earnings power and in the case of a holding company, the cash flow sources available for debt service and shareholder dividends. In reviewing each area, Ferguson & Company was attentive to peer comparisons as well as to regulatory guidelines and standards. However, each institution was viewed as strategically unique.

         Dividend Payment History, Capacity and Earnings Potential. In connection with its opinion, Ferguson & Company prepared earnings estimates on the acquiror for North Arkansas Bancshares using publicly available information with respect to such acquiror. Ferguson & Company also reviewed the "marginal dilution" ((net income acquired divided by shares issued to acquire) divided by pre-deal earnings per share of the acquiror) that would result from the proposed merger.

         Pricing of Similar Transactions. In preparing its opinion, Ferguson & Company analyzed nine merger and acquisition transactions in which sales of thrift institutions with assets under $100 million and returns on average equity ("ROAE") under 6% were announced from January 1, 2001 to November 16, 2001. In addition, Ferguson & Company analyzed six sales of thrift institutions with assets under $100 million announced between June 1, 2001 and November 16, 2001. Ferguson & Company also analyzed all (twenty-four) thrift deals announced between June 1, 2001 and November 16, 2001. The following table represents a summary analysis of the comparable transactions analyzed by Ferguson & Company based on the announced transaction values:



                                                                                Price To (1)
                                               ------------------------------------------------------------------------------
                                                                       Last 12                                           Core
                                                      Tangible          Months                                        Deposit
                                                    Book Value         EPS (x)          Assets       Deposits         Premium
                                               ------------------------------------------------------------------------------
Consideration: 100% stock valued
at $15.00 per share of NARK                              88.3%            27.0           10.9%          14.9%              NM



All Deals Announced From June 1
to November 16, 2001 (24 deals)
Average                                                 166.4%            25.2           14.8%          21.0%            9.1%
Median                                                  142.9%            26.2           14.8%          20.1%            7.1%
Maximum                                                 428.5%            54.6           27.4%          37.8%           33.5%
Minimum                                                  88.1%            12.0            5.2%           7.2%              NM



All Deals Under $100 Million in
Assets Announced From June 1
to November 16, 2001 (6 deals)
Average                                                 137.9%            26.6           11.5%          15.2%            6.2%
Median                                                  124.2%            27.4           12.1%          15.7%            4.4%
Maximum                                                 214.8%            34.7           15.7%          20.2%           14.8%
Minimum                                                  88.1%            17.0            5.2%           7.8%              NM


All Deals Under $100 Million in
Assets and Low ROE Announced
From January 1 to November 16,
2001 (9 deals)
Average                                                 133.3%            33.6           17.1%          22.7%            6.1%
Median                                                  115.0%            29.7           12.9%          17.3%            5.3%
Maximum                                                 208.3%            58.7           29.7%          44.8%           15.4%
Minimum                                                  97.4%            22.2           11.1%          13.4%              NM

____________________________________

(1) Based on September 30, 2001 information for North Arkansas Bancshares.

         The value of the transaction indicates that the offer made to North Arkansas Bancshares fell near the minimum of other comparable transactions as a multiple of book value and above the median as a multiple of last twelve months' earnings.

         Investment Characteristics and Stock Valuation Comparatives. In connection with preparing its opinion, Ferguson & Company compared (1) the effects of the proposed merger on the earnings per share of Pocahontas Bancorp;
(2) post-merger earnings per share enhancement of North Arkansas Bancshares common stock, from the standpoint of a North Arkansas Bancshares shareholder;
(3) post-merger dividend per share enhancement of North Arkansas Bancshares common stock, from the same standpoint; (4) post-merger book value change of North Arkansas Bancshares common stock, also from the same standpoint; (5) likely share price enhancement of North Arkansas Bancshares common stock; (6) return on equity; (7) return on assets; and (8) likely post-merger dividend yield. This method gives the advantage to the shareholders of North Arkansas Bancshares in the exchange with Pocahontas Bancorp, due to potentially higher earnings growth, and stock value appreciation. North Arkansas Bancshares shareholders are expected to benefit in all areas of comparison except for tangible book value. Pocahontas Bancorp shares are much more liquid than North Arkansas Bancshares and Pocahontas Bancorp regularly pays cash dividends on common stock, while North Arkansas Bancshares historically has not paid dividends.

         Ferguson & Company, as a customary part of its consulting business, is engaged in the valuation of banks, thrifts and holding companies and their securities in connection with mergers and acquisitions, stock purchase offers and other purposes. The North Arkansas Bancshares board selected Ferguson & Company as its financial advisor based upon Ferguson & Company's qualifications, expertise and reputation in such capacity. In 1997, Ferguson & Company prepared the appraisal of Newport Federal Savings Bank in connection with its conversion from mutual to stock form and acquisition by North Arkansas Bancshares. In addition, Ferguson & Company has prepared an annual appraisal of the estimated value of the shares of North Arkansas Bancshares held by its employee stock ownership plan. Fees paid to Ferguson & Company for these appraisal services during the past two years aggregated $6,000.

         The full text of Ferguson & Company & Company's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix III to this document. The summary of Ferguson & Company's opinion set forth above is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read Ferguson & Company's opinion carefully and in its entirety.

Board of Directors and Management of Pocahontas Bancorp Following the Merger

         Board of Directors of Pocahontas Bancorp. Upon completion of the merger, the board of directors of Pocahontas Bancorp will consist of the seven persons who currently serve on the board of directors of Pocahontas Bancorp. There will be no change to the board of directors of Pocahontas Bancorp as a result of the merger.

         Executive Officers of Pocahontas Bancorp. Upon completion of the merger, the executive officers of Pocahontas Bancorp will be comprised of members of the current management of Pocahontas Bancorp.

         As of the record date, the directors and executive officers of Pocahontas Bancorp (_____ persons) owned, in the aggregate, ___% of the total outstanding shares of common stock of Pocahontas Bancorp. Information about the current Pocahontas Bancorp directors and executive officers, including executive compensation, certain relationships and related transactions, as well as their ownership of Pocahontas Bancorp common stock, can be found in Pocahontas Bancorp's proxy statement, which is incorporated by reference into Pocahontas Bancorp's Annual Report on Form 10-K for the year ended September 30, 2001. See "WHERE YOU CAN FIND MORE INFORMATION" on page __.

Distribution of Pocahontas Bancorp Certificates

         At or prior to the completion of the merger, Pocahontas Bancorp will cause to be deposited, with a bank or trust company or other stock transfer agent acting as exchange agent, certificates representing shares of Pocahontas Bancorp common stock for the benefit of the holders of certificates representing shares of North Arkansas Bancshares common stock and cash in lieu of any fractional shares that would otherwise be issued in the merger.

         Promptly after the completion of the merger, Pocahontas Bancorp will cause the exchange agent to send transmittal materials to each holder of a North Arkansas Bancshares stock certificate for use in exchanging North Arkansas Bancshares stock certificates for certificates representing shares of Pocahontas Bancorp common stock and cash in lieu of fractional shares, if applicable. Holders of North Arkansas Bancshares stock certificates should NOT surrender their North Arkansas Bancshares stock certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for Pocahontas Bancorp common stock and, if applicable, a check instead of any fractional shares of Pocahontas Bancorp common stock, once it receives the properly completed transmittal materials together with certificates representing a holder's shares of North Arkansas Bancshares common stock.

         North Arkansas Bancshares stock certificates may be exchanged for Pocahontas Bancorp stock certificates with the exchange agent for up to one year after the completion of the merger. At the end of that period, any Pocahontas Bancorp stock certificates and cash will be returned to Pocahontas Bancorp. Any holders of North

Arkansas Bancshares stock certificates who have not exchanged their certificates will be entitled to look only to Pocahontas Bancorp for Pocahontas Bancorp stock certificates and any cash to be received instead of fractional shares of Pocahontas Bancorp common stock.

         If your North Arkansas Bancshares stock certificate has been lost, stolen or destroyed, you may receive a Pocahontas Bancorp stock certificate upon the making of an affidavit of that fact. Pocahontas Bancorp may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Pocahontas Bancorp with respect to the lost, stolen or destroyed North Arkansas Bancshares stock certificate.

         After completion of the merger, there will be no further transfers on the stock transfer books of North Arkansas Bancshares.

Fractional Shares

         Pocahontas Bancorp will not issue any fractional shares of Pocahontas Bancorp common stock. Instead, a North Arkansas Bancshares shareholder who would otherwise have received a fraction of a share of Pocahontas Bancorp common stock will receive an amount of cash equal to the fraction of a share of Pocahontas Bancorp common stock to which such holder would otherwise be entitled multiplied by the average of the closing bid prices of Pocahontas Bancorp common stock as reported on the Nasdaq National Market for each of the 15 consecutive trading days ending on the fifth business day before consummation of the merger.

Public Trading Markets

         Pocahontas Bancorp common stock is currently included for quotation on the Nasdaq National Market under the symbol "PFSL." North Arkansas Bancshares common stock is currently traded over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc., under the symbol "NARK." In January 2001, the common stock of North Arkansas Bancshares was de-registered under the Securities Exchange Act of 1934. Upon completion of the merger, the newly issued Pocahontas Bancorp common stock issuable pursuant to the merger agreement will be included for quotation on the Nasdaq National Market.

         The shares of Pocahontas Bancorp common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of North Arkansas Bancshares, as discussed in "THE MERGER-Resales of Pocahontas Bancorp Stock by Affiliates" on page __.

         As reported on the Nasdaq National Market, the closing sale price per share of Pocahontas Bancorp common stock on November 19, 2001 was $8.48. The closing sale price per share of North Arkansas Bancshares common stock on November 19, 2001 was $11.25, as reported over-the-counter through the National Daily Quotation System "pink sheets." Based on these closing sale prices per share, the implied per share value of North Arkansas Bancshares common stock was $14.13 as of that date. The closing sale price per share of Pocahontas Bancorp common stock on the Nasdaq National Market on ______________, 2002, the last practicable trading day before the date of this document, was $_____. The closing sale price per share of North Arkansas Bancshares common stock on the "pink sheets" on _____________, 2002, the last practicable trading day before the date of this document, was $_____. The implied per share value of North Arkansas Bancshares common stock was $_____ as of that date. The implied value of one share of North Arkansas Bancshares common stock as of these dates was calculated by multiplying Pocahontas Bancorp's closing sale price per share by 1.6667, the assumed exchange ratio. Because the exchange ratio is based on the trading price of Pocahontas Bancorp common stock, you should obtain a current quotation of this price.


         Pocahontas Bancorp may from time to time repurchase shares of Pocahontas Bancorp common stock. Pocahontas Bancorp may, during the course of the solicitation being made by this document, be bidding for and purchasing shares of North Arkansas Bancshares common stock.

Pocahontas Bancorp Dividends

         Pocahontas Bancorp currently pays a quarterly dividend of $0.07 per share, which is expected to continue, although the Pocahontas Bancorp board of directors may change this dividend policy at any time. During 2001, North Arkansas Bancshares paid no cash dividends, and Pocahontas Bancorp paid cash dividends totaling $0.26 per share.

         Pocahontas Bancorp stockholders will be entitled to receive dividends when and if declared by the Pocahontas Bancorp board of directors out of funds legally available for dividends. The Pocahontas Bancorp board of directors will periodically consider the payment of dividends, taking into account Pocahontas Bancorp's financial condition and level of net income, Pocahontas Bancorp's future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Dissenters' Rights

         Under Tennessee law, if you do not wish to accept the consideration provided for in the merger agreement, you have the right to dissent from the merger and obtain payment of the fair value of your shares. NORTH ARKANSAS BANCSHARES SHAREHOLDERS ELECTING TO DO SO MUST COMPLY WITH THE PROVISIONS OF
SECTION 48-23-201 ET SEQ. OF THE TENNESSEE BUSINESS CORPORATION ACT IN ORDER TO PERFECT THEIR RIGHTS. NORTH ARKANSAS BANCSHARES WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY PROCEDURES. A copy of the applicable statutes is attached as Appendix IV.


         The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a North Arkansas Bancshares shareholder in order to dissent from the merger and obtain payment of the fair value of his or her shares of North Arkansas Bancshares common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 48-23-201 et seq. of the Tennessee Business Corporation Act, the full text of which appears in Appendix IV of this document.

         Section 48-23-201 requires that if a proposed corporate action creating dissenters' rights is put to a vote of shareholders at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of the applicable statutory provisions. This document constitutes North Arkansas Bancshares' notice to its shareholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 48-23-201. If you wish to consider exercising your dissenters' rights you should carefully review the text of the statutory provisions contained in Appendix IV because failure to comply timely and properly with the requirements of these provisions will result in the loss of your rights under Tennessee law.


         If you elect to demand appraisal of your shares, you must satisfy both of the following conditions:

         o You must deliver to North Arkansas Bancshares a written demand for the payment of the fair value for your shares before the vote is taken with respect to the merger. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for payment within the meaning of Tennessee law.

         o You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for payment of fair value.

         If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of North Arkansas Bancshares common stock as provided for in the merger agreement but will have no dissenters' rights with respect to your shares of North Arkansas Bancshares common stock.

         All demands for payment of fair value should be addressed to Brad Snider, President and Chief Executive Officer, North Arkansas Bancshares, Inc., 200 Olivia Drive, Newport, Arkansas 72112, before the vote on the merger is taken at the special meeting. A record shareholder may assert dissenters' rights for fewer than all of the shares of North Arkansas Bancshares common stock registered in his or her name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies North Arkansas Bancshares in writing of the name and address of each person on whose behalf he or she is asserting dissenters' rights. If a record shareholder holds shares that are beneficially owned by two or more parties who do not all seek to assert dissenters' rights, such record shareholder's rights are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares of North Arkansas Bancshares common stock held on his behalf only if:

         o the beneficial holder submits to North Arkansas Bancshares the record shareholder's written consent to the dissent prior to the special meeting; and

         o he or she does so with respect to all shares of North Arkansas Bancshares common stock he or she beneficially owns or has power to direct the vote.

         Within ten days after the date North Arkansas Bancshares shareholders approve the merger agreement and the merger, North Arkansas Bancshares (or Pocahontas Bancorp, if the merger has already been consummated), must send a written dissenters' notice to all shareholders who have properly perfected their dissenters' rights. This notice must:

         o state where a payment demand must be sent and where and when certificates for the shares must be deposited;

         o inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         o supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the principal terms of the merger and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

         o set a date by which North Arkansas Bancshares (or Pocahontas Bancorp) must receive the payment demand, which date may not be less than one month or greater than two months after the date this notice is delivered; and

         o be accompanied by a copy of the Tennessee dissenters' rights statutes if the copy has not previously been provided.

A shareholder sent this dissenters' rights notice must demand payment and make the required certification before the deadline that will be specified in the notice. A dissenting shareholder must also deposit his or her North Arkansas Bancshares common stock certificates in accordance with the procedures specified in the notice. North Arkansas Bancshares may restrict the transfer of uncertificated shares from the date the demand for payment is received until the date the merger closes. If the merger does not close within two months of the deadline for submitting the demand for payment, the restrictions will lapse. A shareholder who complies with all of these requirements within the required time periods retains all other rights as a shareholder until these rights are cancelled or modified by the closing of the merger. A shareholder who does not demand payment or deposits his or her stock certificates by the required time periods is not entitled to continue to seek payment pursuant to these procedures. Once a demand for payment has been filed by a shareholder, it may not be withdrawn unless North Arkansas Bancshares (or Pocahontas Bancorp as the surviving corporation in the merger) consents to the withdrawal.

         As soon as the merger is closed, or upon receipt of a payment demand, whichever is later, Pocahontas Bancorp will pay each dissenter who complied with all applicable statutory provisions the amount Pocahontas Bancorp estimates to be the fair value of such shares, plus accrued interest, from the effective date of the merger. The "fair value" of the shares means the value of such shares immediately before the close of the merger. This payment must be accompanied by:

         o North Arkansas Bancshares' balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

         o        a statement of the estimate of the fair value of the shares;

         o        an explanation of how interest was calculated;

         o a statement of the shareholder's right to reject such offer and provide his or her own estimate to Pocahontas Bancorp of the fair value of such shares (which counteroffer Pocahontas Bancorp is not obligated to take) as well as the procedures and deadlines for doing so; and

         o a copy of the dissenters' rights statutes if not previously provided.

If the merger is not closed within two months after the deadline for submitting a demand for payment and depositing stock certificates, North Arkansas Bancshares will be obligated to return any deposited certificates and release any transfer restrictions. If the merger subsequently closes, Pocahontas Bancorp will be obligated to send a new dissenters' rights notice and repeat the payment demand procedures described above.

         In the event a dissenting shareholder acquired the shares of North Arkansas Bancshares common stock on or after the date that the merger was first announced, North Arkansas Bancshares (or Pocahontas Bancorp) may choose to withhold payment of the estimated fair value of such shareholder's shares. If North Arkansas Bancshares (or Pocahontas Bancorp) elects to do so, after the merger is closed, Pocahontas Bancorp shall be obligated to pay to such shareholder or shareholders an amount equal to the estimated fair value of such shares plus interest to any such shareholder who agrees to accept it in full satisfaction of his or her demand. Pocahontas Bancorp will be obligated to send with its offer a statement of its estimate, an explanation of how interest was calculated and a statement of the shareholder's right to reject such offer and provide his or her own estimate of the fair value of the shares.

         If a dissenting shareholder is not satisfied with Pocahontas Bancorp's fair value determination, the shareholder may notify Pocahontas Bancorp in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of that amount (less any payment previously paid to such shareholder); or, in the case of a shareholder who acquired his or her shares of North Arkansas Bancshares common stock after the date of the first public announcement of the merger, the shareholder may reject the written offer made by Pocahontas Bancorp and demand payment of the fair value of his or her shares, along with interest, in either case only in the following circumstances:

         o The dissenter believes that the amount paid or offered to be paid is less than the fair value of his or shares or that the interest was incorrectly calculated;

         o Pocahontas Bancorp fails to make payment within two months after the date set for demanding payment; or

         o North Arkansas Bancshares and Pocahontas Bancorp have not merged and North Arkansas Bancshares has not returned the deposited certificates or released the transfer restrictions on uncertificated securities within two months of the date for demanding payment.

A dissenter waives his or her right to reject payment or the offer of payment unless he or she provides written notification of his or her objection within one month after Pocahontas Bancorp made or offered payment.

         If a demand for payment remains unsettled, Pocahontas Bancorp is required to commence a proceeding within two months after receiving the payment demand and petition the court to determine the fair value of the shares and the accrued interest. If Pocahontas Bancorp does not do so, it will be required to pay to each dissenter whose demand remains unsettled, the amount such dissenter has demanded. The legal action must be commenced in a court of record having equity jurisdiction in the county where Pocahontas Bancorp's principal office is located (Craighead County). All dissenters whose claims remain unsettled must be made party to the proceeding and all parties must be served with a copy of the proceeding although non-residents may be served by registered or certified mail or by publication. This court will have exclusive jurisdiction over the matter.

         The court may appoint one or more persons as appraisers to receive evidence and recommend a decision as to the fair value of the shares. Each dissenter made a party to the proceeding is entitled to a judgment:

         o for the amount by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount previously paid by Pocahontas Bancorp; or

         o for the fair value, plus accrued interest, of his or her after-acquired shares for which Pocahontas Bancorp elected to withhold payment.

The court will also determine all costs resulting from the proceeding. The court will generally require that Pocahontas Bancorp pay all costs, except that the court may assess the costs against some or all of the dissenters, in amounts the court believes to be fair, to the extent that the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds to be fair:

         o against Pocahontas Bancorp and in favor of all dissenters if the court finds that North Arkansas Bancshares or Pocahontas Bancorp did not substantially comply with the requirements of the Tennessee dissenters' rights statutes; or

         o against either Pocahontas Bancorp or a dissenter, in favor of another party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights of the parties set forth in the Tennessee dissenters' rights statutes.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not reasonably be assessed against Pocahontas Bancorp, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to all of the dissenters who were benefitted.

         In view of the complexity of these provisions, North Arkansas Bancshares shareholders who may wish to dissent from the merger and pursue these rights should consult their legal advisor.

Resales of Pocahontas Bancorp Stock by Affiliates

         Affiliates of North Arkansas Bancshares, as defined under Rule 145 under the Securities Act, generally may not sell their shares of Pocahontas Bancorp common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the

Securities Act, including Rule 145 issued by the SEC under the Securities Act. Affiliates include directors and executive officers of North Arkansas Bancshares.

         Under the merger agreement, North Arkansas Bancshares agreed to, and has provided Pocahontas Bancorp with a list of the persons who, to North Arkansas Bancshares's knowledge, may be deemed to be affiliates of North Arkansas Bancshares. North Arkansas Bancshares has also delivered a letter of agreement from each of these persons by which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Pocahontas Bancorp common stock distributed to him or her pursuant to the merger except in compliance with Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to Pocahontas Bancorp, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Pocahontas Bancorp may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of North Arkansas Bancshares under the Securities Act.

         This document does not cover any resales of Pocahontas Bancorp common stock received in the merger by any person who may be deemed an affiliate of North Arkansas Bancshares.

Interests of North Arkansas Bancshares' Directors and Officers in the Merger that Differ From Your Interests

         Some members of North Arkansas Bancshares' management and board of directors may have interests in the merger that are in addition to or different from their interests as stockholders of North Arkansas Bancshares generally. North Arkansas Bancshares' board of directors considered these interests (as described in the following paragraphs) in approving the merger agreement.

         New Employment Arrangement. Brad Snider, President and Chief Executive Officer of North Arkansas Bancshares, is currently party to an employment agreement that provides, among other things, for a payment to Mr. Snider upon a change in control of North Arkansas Bancshares. In order to avoid payment under the existing contract, and as a condition to the merger, Mr. Snider will enter into an employment agreement with First Community Bank, relating to his employment after the completion of the merger. This employment agreement will supersede his current employment agreement with North Arkansas Bancshares and Newport Federal Savings Bank.

         Under his new employment agreement, Mr. Snider will serve as Executive Vice President of First Community Bank. The employment agreement has a term of three years and will renew annually unless the First Community Bank board of directors gives written notice of non-renewal. The employment agreement provides that Mr. Snider's base salary will be $80,000 and will be reviewed annually. In addition to the base salary, the employment agreement provides for, among other things, participation in benefits plans and other fringe benefits applicable to executive personnel.

         Under the employment agreement, First Community Bank may terminate the employment of Mr. Snider for cause, as defined in the employment agreement, at any time. If First Community Bank chooses to terminate Mr. Snider's employment for reasons other than for cause, or if he resigns after specific circumstances set forth in the employment agreement that constitute constructive termination, First Community Bank would be required to honor the terms of the agreement through the expiration of the then current term, including continuation of employee benefits and severance pay of a sum equal to the greater of the payments due for the remaining term of the agreement or three times the average of the five preceding years' salary, including bonuses and any of the cash compensation paid during those years. If Mr. Snider terminates employment voluntarily for reasons other than a constructive termination, First Community Bank may provide him a severance benefit, in the board's discretion, in an amount to be determined but not in excess of three times the five preceding years' salary.

         The employment agreement also provides for a severance payment to Mr. Snider if his employment is terminated following a change in control of Pocahontas Bancorp or First Community Bank. This payment will equal the greater of (1) the payments and benefits that would be due for the remaining term of the agreement or (2) 299% of the average of the five preceding calendar years' taxable compensation, subject to reduction to avoid an "excess parachute payment." First Community Bank would also continue his life, health, and disability coverage for 36 months, and would continue certain fringe benefits for the remainder of the term.

         Equity-Based Awards. Pursuant to the terms of North Arkansas Bancshares' stock option and incentive plan, all outstanding options to purchase North Arkansas Bancshares common stock held by North Arkansas Bancshares' executive officers and directors will become vested and exercisable upon completion of the merger. The following table sets forth the number of options held by executive officers and directors of North Arkansas Bancshares as of _____________, 2002:


                                                               Number of           Weighted Average
Name                                                       Outstanding Options      Exercise Price
----                                                       -------------------     ----------------
Brad Snider............................................           11,109                $9.75
North Arkansas Bancshares outside directors as a group
(4 persons)............................................            9,333                 9.75

         The merger agreement provides that, upon completion of the merger, each outstanding and unexercised option to acquire shares of North Arkansas Bancshares common stock will cease to represent the right to acquire shares of North Arkansas Bancshares common stock and will become a right to acquire Pocahontas Bancorp common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger. The duration and other terms of the new Pocahontas Bancorp options will be the same as the prior North Arkansas Bancshares options.

         Effects of the Merger on North Arkansas Bancshares Directors' Retirement Plan. Each of the current directors of North Arkansas Bancshares are participants in the Directors' Retirement Plan. The merger agreement provides that, upon completion of the merger, all amounts due under this plan to the beneficiaries will be paid. The amount due to Mr. Snider under the plan is approximately $153,000 and the aggregate amount due to the other directors of North Arkansas Bancshares is $____.

         Termination of North Arkansas Bancshares ESOP. North Arkansas Bancshares' employee stock ownership plan will terminate upon completion of the merger. The plan will sell sufficient unallocated shares of stock so that it will be able to repay its existing loan from North Arkansas Bancshares and will allocate any surplus Pocahontas Bancorp common stock to the accounts of the plan participants, including the executive officers of North Arkansas Bancshares, as investment earnings to the extent allowed under applicable law and in the manner specified in the governing documents of the plan. All participants will be fully vested in their accounts as of completion of the merger.

         First Community Board of Directors. The merger agreement provides that following completion of the merger, First Community Bank will expand its board of directors by up to three members and Pocahontas Bancorp and North Arkansas Bancshares will mutually agree on up to three persons to be appointed to that board. It is expected that three members of North Arkansas Bancshares' board of directors, including Brad Snider, will be appointed to the board of directors of First Community Bank. Each member of the Board of Directors will receive a monthly fee of $500 for service on the board.

         Advisory Board of Directors. The merger agreement provides that following completion of the merger, First Community Bank will establish an advisory board of directors and will appoint to it the former directors of North Arkansas Bancshares. The purpose of the advisory board is to advise Pocahontas Bancorp with respect to deposit and lending activities in North Arkansas Bancshares' market area and to develop customer relationships. Each member of the advisory board will receive an annual retainer fee of $1,800 for such services.

         Protection of North Arkansas Bancshares Directors and Officers Against Claims. Pocahontas Bancorp has agreed to indemnify and hold harmless each present and former director and officer of North Arkansas Bancshares from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent such persons would have been indemnified as a director or officer of North Arkansas Bancshares or any of its subsidiaries under Tennessee law and North Arkansas Bancshares' charter and bylaws. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Pocahontas Bancorp has also agreed to advance any costs to each of these persons as they are incurred to the fullest extent permitted under Tennessee law. Pocahontas Bancorp has also agreed that it will use its best efforts to maintain a policy of directors' and officers' liability insurance coverage for the benefit of North Arkansas Bancshares' directors and officers for six years following consummation of the merger.

Employee Benefits Following the Merger

         Employees of North Arkansas Bancshares or Newport Federal Savings Bank who continue as employees of Pocahontas Bancorp or First Community Bank after the merger will receive credit for service with North Arkansas Bancshares or Newport Federal Savings Bank (for purposes of eligibility and vesting determination but not for benefit accrual purposes) under any similar existing Pocahontas Bancorp benefit plan or new Pocahontas Bancorp benefit plan in which the employees would be eligible to enroll. Pocahontas Bancorp will make available to continuing employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to employees of Pocahontas Bancorp or First Community Bank, except that preexisting condition eligibility waiting period or other limitations and exclusions otherwise applicable under the plans to new employees shall not apply to such employees or their covered dependents who are covered under a similar Newport Federal Savings Bank plan on the merger effective date.

Acquisitions Generally

         Pocahontas Bancorp regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur.

Regulatory Approvals

         The merger is subject to the approval of the Office of Thrift Supervision. On January 31, 2002, Pocahontas Bancorp filed an application for approval of the merger with the Office of Thrift Supervision. Pocahontas Bancorp expects Office of Thrift Supervision approval of the merger in May 2002.

         Under federal law, a period of 15 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. The parties do not expect that the Department of Justice will object to the merger.

         It is a condition to the consummation of the merger that all requisite regulatory approvals be obtained without any conditions that are in Pocahontas Bancorp's reasonable judgement unduly burdensome. Although not expected, no assurance can be given that Office of Thrift Supervision approval will not contain any such condition or restriction.

                              THE MERGER AGREEMENT

         The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix I to this document and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

         The merger agreement provides for the merger of North Arkansas Bancshares with and into Pocahontas Bancorp. Pocahontas Bancorp will be the surviving corporation after the merger. Each share of North Arkansas Bancshares common stock issued and outstanding immediately prior to the completion of the merger, except for certain shares of North Arkansas Bancshares common stock held by North Arkansas Bancshares as treasury stock or owned by Pocahontas Bancorp or its corporate affiliates, will be converted into that number of shares of Pocahontas Bancorp common stock equal to the number obtained by dividing $15.00 by the average of the closing bid price of Pocahontas Bancorp common stock of the NASDAQ National Market for the 15 consecutive trading days ending on the fifth business day before we complete the merger. We refer to the ratio of Pocahontas Bancorp common stock to be received for each share of North Arkansas Bancshares common stock as the "exchange ratio."

         Pocahontas Bancorp will not issue any fractional shares of Pocahontas Bancorp common stock in the merger. Instead, a North Arkansas Bancshares stockholder who otherwise would have received a fraction of a share of Pocahontas Bancorp common stock will receive an amount in cash. This cash amount shall be determined by multiplying the fraction of a share of Pocahontas Bancorp common stock to which such holder would otherwise be entitled by the average of the closing bid price of Pocahontas Bancorp common stock on the NASDAQ National Market for the 15 consecutive trading days ending on the fifth business day before we complete the merger.

Treatment of North Arkansas Bancshares Stock Options

         At the effective time of the merger, each outstanding North Arkansas Bancshares stock option granted under the North Arkansas Bancshares stock option and incentive plan will be converted into options to purchase Pocahontas Bancorp common stock.

         The number of shares of Pocahontas Bancorp common stock underlying the new Pocahontas Bancorp option will equal the number of shares of North Arkansas Bancshares common stock to which the corresponding North Arkansas Bancshares option was subject immediately prior to the effective time, multiplied by the exchange ratio. The per share exercise price of each new Pocahontas Bancorp option will equal the exercise price of the corresponding North Arkansas Bancshares option immediately prior to the effective time divided by the exchange ratio. All other terms of the North Arkansas Bancshares stock options will remain unchanged after the conversion.

         Pocahontas Bancorp has agreed to assume North Arkansas Bancshares' obligations with respect to the North Arkansas Bancshares stock options that are converted into Pocahontas Bancorp options as described above. Pocahontas Bancorp has agreed to file a registration statement with the SEC on an appropriate form to the extent necessary to register Pocahontas Bancorp common stock subject to the converted options.

Closing and Effective Time of the Merger

         The merger will be consummated only if all of the following occur:

        o the merger agreement is adopted by North Arkansas Bancshares shareholders;

        o         we obtain all required regulatory consents and approvals; and

        o all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

         The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware and articles of merger are filed with the Tennessee Secretary of State, or at a later time as may be agreed upon by us and indicated in the certificate of merger and articles of merger in accordance with applicable law. In the merger agreement, the date for completion of the merger will be set by Pocahontas Bancorp in its sole discretion, but not later than 30 days after the last condition stated in the merger agreement is fulfilled or waived, or on another mutually agreed date. It is currently anticipated that the effective time will occur during the second calendar quarter of 2002, but we cannot guarantee when or if the merger will be consummated.

Representations, Warranties, Covenants and Agreements

         The merger agreement contains representations and warranties of North Arkansas Bancshares and Pocahontas Bancorp relating to their respective businesses that are customary in merger transactions. The representations in the merger agreement do not survive the effective time of the merger.


         Each of Pocahontas Bancorp and North Arkansas Bancshares has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Pocahontas Bancorp and its subsidiaries and North Arkansas Bancshares and its subsidiary are required to conduct their business in the ordinary and usual course and to use their best efforts to preserve intact their business organizations and assets and to maintain their rights, franchises and relationships with others having business dealings with them. Pocahontas Bancorp and its subsidiaries and North Arkansas Bancshares and its subsidiary have also agreed to various specific restrictions relating to the conduct of their respective businesses. The merger agreement also contains mutual covenants relating to the preparation of this document and the holding of a special meeting of North Arkansas Bancshares shareholders, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.


Declaration and Payment of Dividends

         North Arkansas Bancshares has agreed that it will not pay any regular or special dividends or distributions, without the consent of Pocahontas Bancorp.

Agreement Not to Solicit Other Offers

         North Arkansas Bancshares has agreed that it will not, and will use all reasonable efforts to cause its subsidiary and representatives and subsidiary's representatives not to, initiate, solicit or encourage any inquiries or any offer relating to a merger, acquisition or other transaction involving the purchase of all or a substantial part of the assets or any equity securities of North Arkansas Bancshares or its subsidiary. Subject to the discharge of its fiduciary duties, North Arkansas Bancshares has also agreed not to negotiate or provide any confidential information relating to any such acquisition proposal. North Arkansas Bancshares has agreed that it will promptly advise Pocahontas Bancorp following the receipt of any acquisition proposal.

Expenses and Fees

         Each party will bear all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and legal counsel. If the merger agreement is terminated by Pocahontas Bancorp or North Arkansas Bancshares based on a breach of a representation, warranty or covenant by the other of them, the breaching party will pay to the nonbreaching party all out-of-pocket costs and expenses incurred in connection with the merger.

Conditions to Consummation of the Merger

         Our respective obligations to consummate the merger are subject to the fulfillment or waiver of certain conditions, including:

         o the adoption of the merger agreement by the holders of the requisite number of shares of North Arkansas Bancshares common stock;

         o the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to consummate the merger and to issue Pocahontas Bancorp common stock;

         o the absence of action by any court or other governmental entity that prohibits consummation of the transactions contemplated by the merger agreement;

         o the registration statement with respect to the Pocahontas Bancorp common stock to be issued pursuant to the merger shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will be pending or threatened by the SEC;

         o all permits and other authorizations under the securities laws and other authorizations necessary to consummate the merger and to issue the shares of Pocahontas Bancorp common stock in the merger will have been received and be in full force and effect;

         o the truth and correctness of the representations and warranties of each of us in the merger agreement, subject to certain specified exceptions, and the performance by each of us in all respects of our obligations under the merger agreement, except where the failure to perform would not have a material adverse effect;

         o neither of us shall have experienced a material adverse effect on our respective assets, financial condition or results of operations on a consolidated basis;

         o each of us shall have received the written opinion from our respective financial advisors with respect to the fairness of the merger from a financial point of view to our respective stockholders;

         o all corporate action required to be taken to authorize the execution and performance of the merger agreement shall have been taken by each of us; and

         o the receipt of an opinion from tax counsel with respect to the federal income tax effects of the merger.

         We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Possible Alternative Merger Structure

         The merger agreement provides that Pocahontas Bancorp is entitled to revise the structure of the merger. However, a change may be made only if:

         o there are no material adverse federal or state income tax consequences to shareholders of North Arkansas Bancshares or Newport Federal Savings Bank as a result of the modification;

         o the consideration to be paid to you under the merger agreement is not changed in kind or reduced in amount;

         o there are no material adverse changes to the benefits provided to directors, officers and other employees of North Arkansas Bancshares and Newport Federal Savings Bank; and

         o the modification will not be likely to delay materially or jeopardize the receipt of required regulatory approvals.

Amendment, Waiver and Termination of the Merger Agreement

         The merger agreement may be amended or modified, in accordance with applicable law, by our written agreement. The provisions of the merger agreement may be waived by the party benefitted by those provisions.

         The merger agreement may be terminated and the merger abandoned by us at any time before the merger is completed if we mutually agree to do so. In addition, the merger agreement may be terminated by either Pocahontas Bancorp or North Arkansas Bancshares:

         o if the other of them shall have breached any representation, warranty, covenant or other obligation that results in a material adverse effect and the breach cannot be or is not remedied within 30 days;

         o if the merger is not consummated by July 31, 2002, unless the failure to consummate the merger is due to the failure by the terminating party to perform its agreements set forth in the merger agreement;

         o if any regulatory authority whose approval has been requested advises in writing that its approval is unlikely to be granted, unless the failure to obtain the approval is due to the terminating party's failure to perform its agreements in the merger agreement; or

         o if the approval of the North Arkansas Bancshares shareholders shall not be obtained at the special meeting.

         The merger agreement may also be terminated by Pocahontas Bancorp if the average of the closing bid price of Pocahontas Bancorp common stock for the 15 consecutive trading days ending on the fifth business day before the closing date is less than $7.00. The merger agreement also may be terminated by North Arkansas Bancshares if the average of the closing bid price of Pocahontas Bancorp common stock during that period is greater than $11.00.

         Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of either Pocahontas Bancorp or North Arkansas Bancshares, except that termination will not relieve a breaching party from liability for any willful breach of the merger agreement and each party will bear its own costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement.

                           THE STOCK OPTION AGREEMENT

         The following description, which sets forth the material provisions of the stock option agreement, is subject to the full text of, and qualified in its entirety by reference to, the stock option agreement, which is attached as Appendix II to this document and is incorporated by reference into this document. You are urged to read this document carefully and in its entirety.

The Stock Option

         At the same time we entered into the merger agreement, we also entered into a stock option agreement. Under the terms of the stock option granted by North Arkansas Bancshares to Pocahontas Bancorp, Pocahontas Bancorp may purchase up to 55,802 shares of North Arkansas Bancshares common stock at an exercise price of $11.25 per share. This exercise price represents the closing stock price of North Arkansas Bancshares common stock on November 19, 2001, the last trading day prior to the execution of the merger agreement and the stock option agreement. The terms of the stock option agreement are summarized below.

Purpose of the Stock Option Agreement

         The stock option agreement may have the effect of making an acquisition or other business combination of North Arkansas Bancshares by or with a third party more costly because of the need in any transaction to acquire any shares issued pursuant to the stock option agreement or because of any cash payments made pursuant to the stock option agreement. The stock option agreement may, therefore, discourage certain third parties from proposing an alternative transaction to the current merger proposed by us, including one that might be more favorable from a financial point of view to the shareholders of North Arkansas Bancshares than the merger.

         To our best knowledge, no event giving rise to the right to exercise the stock option has occurred as of the date of this document.

Exercise; Expiration

         Pocahontas Bancorp can exercise its option if both an initial triggering event and a subsequent triggering event occur prior to the occurrence of an exercise termination event, as these terms are described below. The purchase of any shares of North Arkansas Bancshares stock pursuant to the option is subject to compliance with applicable law, which may require regulatory approval.

         The stock option agreement describes a number of different events as initial triggering events. Generally, an initial triggering event will occur if North Arkansas Bancshares enters into an acquisition transaction other than the merger agreement. As used in the stock option agreement, the term acquisition transaction means:

         o a merger or consolidation or any similar transaction involving North Arkansas Bancshares, other than a merger involving only North Arkansas Bancshares and its subsidiary;

         o a purchase, lease or other acquisition of all or substantially all of the assets of North Arkansas Bancshares or any of its significant subsidiaries; or

         o a purchase or other acquisition of securities representing 25% or more of the voting power of North Arkansas Bancshares or any significant subsidiary.

         The stock option agreement generally defines the term subsequent triggering event to mean any of the following events or transactions:

         o the acquisition by a third party of beneficial ownership of 25% or more of the outstanding common stock of North Arkansas Bancshares; or

         o        the occurrence of an initial triggering event.

         The stock option agreement defines the term exercise termination event to mean any of the following:

         o        completion of the merger;

         o termination of the merger agreement in accordance with its terms before an initial triggering event; or

         o the passage of 12 months, if the termination follows or occurs at the same time as the occurrence of an initial triggering event.

         If the option becomes exercisable, it may be exercised in whole or in part within 120 days following the subsequent triggering event. Pocahontas Bancorp's right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in
Section 16(b) of the Securities Exchange Act. Nevertheless, Pocahontas Bancorp may not exercise its option if it is in material breach of any of its covenants or agreements under the merger agreement.

Rights under the Stock Option Agreement

         At any time after a repurchase event, as this term is described below, and prior to the date that is 12 months immediately thereafter, upon the request of Pocahontas Bancorp, North Arkansas Bancshares may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price per share equal to the option price plus the amount by which the applicable price, as that term is defined in the stock option agreement, exceeds the option price. The term repurchase event is defined to mean:

        o the acquisition by any third party of beneficial ownership of 50% or more of the then outstanding shares of North Arkansas Bancshares' common stock; or

        o         the consummation of an acquisition transaction.

         If, prior to an exercise termination event, North Arkansas Bancshares enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its or its significant subsidiary's assets, the option will be converted into, or be exchanged for, a substitute option, at Pocahontas Bancorp's election, of

        o the continuing or surviving corporation of a consolidation or merger with North Arkansas Bancshares;

        o North Arkansas Bancshares in a merger in which it is the continuing or surviving person;

        o the transferee of all or substantially all of the consolidated assets of North Arkansas Bancshares; or

        o         any person that controls any of these entities.

         The substitute option will have the same terms as the original option. However, if because of legal reasons the terms of the substitute option cannot be the same as those of the option, the terms of the substitute option will be as similar as possible and in no event less advantageous to Pocahontas Bancorp.

                              ACCOUNTING TREATMENT

         The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of North Arkansas Bancshares as of the effective time of the merger will be recorded at their respective fair values and added to those of Pocahontas Bancorp. Any excess of purchase price over the fair values is recorded as goodwill. Goodwill resulting from this transaction will be reported as an asset and will not be amortized against earnings unless it becomes impaired based on analyses performed by Pocahontas Bancorp on a periodic basis. Financial statements of Pocahontas Bancorp issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of North Arkansas Bancshares.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following section describes the material federal income tax consequences of the merger to holders of North Arkansas Bancshares common stock who hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This section does not apply to special classes of taxpayers, such as:

        o         financial institutions;

        o         insurance companies;

        o         tax-exempt organizations;

        o         dealers in securities or currencies;

        o traders in securities that elect to use a mark to market method of accounting;

        o persons that hold North Arkansas Bancshares common stock as part of a straddle or conversion transaction;

        o         persons who are not citizens or residents of the United
                  States; or

        o stockholders who acquired their shares of North Arkansas Bancshares common stock through the exercise of an employee stock option or otherwise as compensation.

         The following is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

         Tax Consequences of the Merger Generally. It is a condition to the merger that North Arkansas Bancshares and Pocahontas Bancorp receive a legal opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Pocahontas Bancorp, to the effect that:

        o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

        o no gain or loss will be recognized by Pocahontas Bancorp or its stockholders or subsidiaries or by North Arkansas Bancshares or its subsidiary as a result of the merger;

        o no gain or loss will be recognized by shareholders of North Arkansas Bancshares who receive shares of Pocahontas Bancorp common stock in exchange for shares of North Arkansas Bancshares common stock, except with respect to cash received in lieu of fractional share interests;

         o the holding period of Pocahontas Bancorp common stock received in exchange for shares of North Arkansas Bancshares common stock will include the holding period of the North Arkansas Bancshares common stock for which it is exchanged; and

         o the basis of the Pocahontas Bancorp common stock received in the merger will be the same as the basis of the North Arkansas Bancshares common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

         In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from North Arkansas Bancshares, Pocahontas Bancorp and others. This tax opinion will not be binding on the Internal Revenue Service. Neither Pocahontas Bancorp nor North Arkansas Bancshares intends to request any ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

         Cash Received in Lieu of a Fractional Share of Pocahontas Bancorp Common Stock. A stockholder of North Arkansas Bancshares who receives cash in lieu of a fractional share of Pocahontas Bancorp common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Pocahontas Bancorp. As a result, a North Arkansas Bancshares stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Pocahontas Bancorp common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

         Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of North Arkansas Bancshares common stock will be subject to information reporting and backup withholding at a rate of 30% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                 DESCRIPTION OF POCAHONTAS BANCORP CAPITAL STOCK

         In this section, we describe the material features and rights of the Pocahontas Bancorp capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law, and Pocahontas Bancorp's certificate of incorporation and bylaws. See "WHERE YOU CAN FIND MORE INFORMATION" on page __.

General

         Pocahontas Bancorp is authorized to issue 8,000,000 shares of common stock having a par value of $0.01 per share and 500,000 shares of preferred stock having a par value of $0.01 per share. Each share of Pocahontas Bancorp common stock has the same relative rights as, and is identical in all respects to, each other share of Pocahontas Bancorp common stock.

         As of _____________, 2002, there were 4,468,860 shares of common stock of Pocahontas Bancorp outstanding, 2,501,008 shares of common stock of Pocahontas Bancorp were held in treasury and 144,181 shares of common stock of Pocahontas Bancorp were reserved for issuance pursuant to Pocahontas Bancorp's employee benefit plans and the Pocahontas Bancorp stock option plan. After giving effect to the merger on a pro forma basis, approximately _________ shares of Pocahontas Bancorp common stock will be outstanding. The precise number of shares of Pocahontas Bancorp common stock to be issued in the merger cannot be determined until the exchange ratio is set.



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Common Stock

         Dividends. Subject to certain regulatory restrictions, Pocahontas Bancorp can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Funds for Pocahontas Bancorp dividends are generally provided through dividends from First Community Bank. The payment of dividends by First Community Bank is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Pocahontas Bancorp are entitled to receive and share equally in such dividends as may be declared by the board of directors of Pocahontas Bancorp out of funds legally available therefor. If Pocahontas Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock of Pocahontas Bancorp possess exclusive voting rights in Pocahontas Bancorp. They elect the Pocahontas Bancorp board of directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Pocahontas Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in Pocahontas Bancorp's certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Pocahontas Bancorp are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

         Liquidation. In the event of any liquidation, dissolution or winding up of First Community Bank, Pocahontas Bancorp, as holder of First Community Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of First Community Bank available for distribution. In the event of liquidation, dissolution or winding up of Pocahontas Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Pocahontas Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Pocahontas Bancorp common stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of Pocahontas Bancorp common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Pocahontas Bancorp common stock is not subject to redemption.

Preferred Stock

         Shares of Pocahontas Bancorp preferred stock may be issued with such designations, powers, preferences and rights as the Pocahontas Bancorp board of directors may from time to time determine. The Pocahontas Bancorp board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

General

         Pocahontas Bancorp and North Arkansas Bancshares are incorporated under the laws of the States of Delaware and Tennessee, respectively. Accordingly, the rights of Pocahontas Bancorp shareholders and North Arkansas Bancshares shareholders are governed by the laws of the States of Delaware and Tennessee, respectively. As a result of the merger, North Arkansas Bancshares shareholders will become stockholders of Pocahontas Bancorp. Thus, following the merger, the rights of North Arkansas Bancshares shareholders who become Pocahontas Bancorp stockholders in the merger will be governed by the laws of the State of Delaware and by the Pocahontas

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



Bancorp certificate of incorporation and bylaws. The Pocahontas Bancorp certificate of incorporation and bylaws will be unaltered by the merger.

Comparison of Stockholders' Rights

         Set forth on the following pages is a summary comparison of material differences between the rights of a Pocahontas Bancorp stockholder under the Pocahontas Bancorp certificate of incorporation and bylaws and Delaware law (right column) and the rights of a shareholder under the North Arkansas Bancshares charter and bylaws and Tennessee law (left column). The summary set forth below is not intended to provide a comprehensive summary of Delaware or Tennessee law or of each company's governing documents. This summary is qualified in its entirety by reference to the full text of the Pocahontas Bancorp certificate of incorporation and bylaws, and the North Arkansas Bancshares charter and bylaws.

NORTH ARKANSAS BANCSHARES

POCAHONTAS BANCORP

                                  CAPITAL STOCK
                               Authorized Capital

9 million shares of common stock, par value $0.01 per share, 3 million shares of preferred stock, par value $0.01 per share. As of _________, 2002, there were __________ shares of North Arkansas Bancshares common stock issued and outstanding, _________ shares reserved for issuance and no shares of preferred stock issued and outstanding.

8 million shares of common stock, par value $0.01 per share, 500,000 shares of preferred stock, par value $0.01 per share. As of ___________, 2002, there were _________ shares of Pocahontas Bancorp common stock issued and outstanding,
__________ shares reserved for issuance and no shares of preferred stock issued and outstanding.

                               BOARD OF DIRECTORS
                               Number of Directors

         Such number as is fixed by the board of directors from time to time. Pocahontas Bancorp currently has seven directors (and one vacant board seat) and North Arkansas Bancshares has five directors. See "THE MERGER- Board of Directors and Management of Pocahontas Bancorp Following the Merger" on page __ for a description of the Pocahontas Bancorp board of directors after the merger.

                    Vacancies and Newly Created Directorships

Filled by a vote of at least two-thirds of the directors then in office. The person who fills any such vacancy holds office for a term expiring at the next meeting of shareholders at which directors are elected.

Filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.

                          Special Meetings of the Board

Special meetings of the board of directors may be called by at least one-third of the directors then in office, or by the Chairman of the Board or the President.

Special meetings of the board of directors may be called by a majority of the directors then in office, or by the Chairman of the Board or the Chief Executive Officer.

                                Cumulative Voting

         No cumulative voting for election of directors is provided for shareholders of North Arkansas Bancshares or stockholders of Pocahontas Bancorp.

                              Classes of Directors

         The chartering instruments of each of North Arkansas Bancshares and Pocahontas Bancorp provide that their respective boards of directors are divided into three classes of directors as nearly equal in number as possible, with each class elected to a staggered three-year term.

                                     Removal

         North Arkansas Bancshares' charter and Pocahontas Bancorp's certificate of incorporation each provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the

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


outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

                            Nominations of Directors

North Arkansas Bancshares' charter provides that nominations for the election of directors may be made by any shareholder if he gives written notice to the Corporate Secretary no fewer than 30 days nor more than 60 days prior to the shareholders' meeting. The notice must include certain required information.

Pocahontas Bancorp's bylaws provide that stockholders may make nominations for the board of directors if made in writing and delivered to the Corporate Secretary not less than 90 days prior to the date of the meeting. The notice for such nominations must contain certain requisite information.

                       STATE LAW ANTI-TAKEOVER PROVISIONS

Tennessee law includes a provision that a Tennessee corporation may not engage in a business combination with an "interested shareholder" for a period of five years after the shareholder becomes an interested shareholder, unless the business combination or the transaction by which the shareholder became an interested shareholder is approved by the corporation's board of directors prior to the date that the shareholder became an interested shareholder, or the transaction is exempt from the law. However, this provision is not applicable to Tennessee corporations, such as North Arkansas Bancshares, that have de-registered their common stock under the Securities Exchange Act of 1934.

Pocahontas Bancorp is subject to Delaware law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after that person becomes an interested stockholder unless (with certain exceptions) the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

               CONTROL SHARE ACQUISITIONS; INVESTOR PROTECTION ACT

         North Arkansas Bancshares is subject to Tennessee law, which generally provides that "control shares" will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give that person effective control over one-fifth, one-third or a majority of all voting power in the election of directors. Voting rights will be restored to control shares by resolution approved by the affirmative vote of a majority of the corporation's voting stock other than shares held by the owner of the control shares, officers of the corporation, and directors of the corporation. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of directors, then the corporation's other shareholders may require the corporation to redeem their shares at fair value. This law is not currently applicable to North Arkansas Bancshares because its charter does not contain a specific provision "opting in" to this statute. Delaware law, to which Pocahontas Bancorp is subject, contains no provision equivalent to the Tennessee control share statute.

         Tennessee law also provides that unless a Tennessee corporation's board of directors has recommended a take-over offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer of for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company, unless the offeror, before making the purchase, makes a public announcement of his intention with respect to changing or influencing the management or control of the offeree company; makes a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities; and files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying his intentions and containing such additional information as may be prescribed by

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



the Commissioner. This law applies to North Arkansas Bancshares, a Tennessee corporation. No similar Delaware law exists with respect to Pocahontas Bancorp.

              SUPER-MAJORITY VOTE ON CERTAIN BUSINESS COMBINATIONS

         The charter of North Arkansas Bancshares and the certificate of incorporation of Pocahontas Bancorp each provides that holders of at least 80% of the outstanding shares of voting stock must approve certain "business combinations" involving a "related person" or an "interested stockholder" except in cases where the proposed transaction has been approved in advance by at least a two-thirds vote of those members of the board of directors who are unaffiliated with the related person or interested stockholder. The term "related person" or "interested stockholder" includes any individual or entity that beneficially owns or controls 10% or more of the outstanding shares of voting stock. The term "business combination" includes a merger or consolidation with or into any related person or interested stockholder, the issuance of securities to that person, or the acquisition of any securities of that person.

                              10% VOTING LIMITATION

The charter of North Arkansas Bancshares provides that for a period of five years from its initial public offering in December 1997, no person shall directly or indirectly acquire beneficial ownership of more than 10% of any class of equity security, unless the acquisition is approved in advance by at least a two- thirds vote of the "continuing directors" of North Arkansas Bancshares. Where any person does acquire more than 10%, the securities owned in excess of 10% shall not be counted as shares entitled to vote.
The certificate of incorporation of Pocahontas Bancorp provides that a holder of more than 10% of the then-outstanding shares of common stock of Pocahontas Bancorp will not be permitted to vote in respect of shares held in excess of the 10% limit. There is no provision for a waiver by the board of directors of this 10% voting limitation.




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



                             "FAIR PRICE" PROVISIONS

The charter of North Arkansas Bancshares does not contain "fair price" provisions.

The certificate of incorporation of Pocahontas Bancorp contains "fair price provisions" which are designed to discourage attempts to take over Pocahontas Bancorp by utilizing two-tier pricing tactics or by acquiring less than all of Pocahontas Bancorp's outstanding shares. The charter provisions state generally that if an interested stockholder has paid for shares with varying forms of consideration, the aggregate amount of the cash and the fair market value of other consideration received shall be at least equal to certain specified minimum amounts. The fair price provisions would not apply if the transaction has been approved by at least a two-thirds vote of the disinterested directors of Pocahontas Bancorp.

                             ACTION BY STOCKHOLDERS
                         Consent Action by Stockholders

Under Tennessee law and the bylaws of North Arkansas Bancshares, shareholders are entitled to take action without a meeting if all shareholders consent to taking such action in writing.

Pocahontas Bancorp's certificate of incorporation states that no action that requires the approval of stockholders may be taken without a meeting.

                        Special Meetings of Stockholders

         The chartering instruments of Pocahontas Bancorp and North Arkansas Bancshares both provide that special meetings of stockholders may only be called by the board of directors (or a committee of the board), and may not be called by stockholders.

                     Stockholder Vote Required for a Merger

         Generally, Tennessee and Delaware law requires the approval of a majority of all votes entitled to be cast to approve a merger.

                         DISSENTERS' OR APPRAISAL RIGHTS

Under Tennessee law, a shareholder of a Tennessee corporation like North Arkansas Bancshares is generally entitled to receive payment of the fair value of his stock if the shareholder dissents from a proposed merger.

Under Delaware law, a stockholder of a Delaware corporation like Pocahontas Bancorp is generally entitled to receive payment of the fair value of his stock if the stockholder dissents from the merger. However, dissenters' rights generally are not available to holders of shares, such as shares of Pocahontas Bancorp common stock, that are designated as a National Market security on an interdealer quotation system.


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



                                PREEMPTIVE RIGHTS

         Both Tennessee and Delaware law provide generally that stockholders do not have preemptive rights unless otherwise provided in a corporation's chartering instrument. Neither the Pocahontas Bancorp certificate of incorporation nor the North Arkansas Bancshares charter provides for preemptive rights.

                                 INDEMNIFICATION

The charter of North Arkansas Bancshares provides for indemnification of its directors and officers to the fullest extent permitted by Tennessee law. Under Tennessee law, a corporation may indemnify an individual against liability because he was a director or officer if the individual conducted himself in good faith and reasonably believed that his conduct in his official capacity was in the best interest of the corporation; in all other cases, that the conduct was at least not opposed to the best interest of the corporation; and in the case of any criminal proceeding, that the individual had no reasonable cause to believe the conduct was unlawful. A director or officer may not be indemnified in a proceeding by or in the right of the corporation (except for reasonable expenses under certain circumstances) or in connection with any proceeding in which his conduct was adjudged liable on the basis that personal benefit was improperly received by him.

Pocahontas Bancorp's certificate of incorporation provides for indemnification of its directors and officers to the fullest extent provided by Delaware law. Delaware law generally provides for indemnification against liability incurred because a person is a director or officer if that individual conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation unless the court determines that such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.


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



         DISCUSSION OF ANTI-TAKEOVER PROTECTION IN POCAHONTAS BANCORP'S CERTIFICATE OF INCORPORATION AND BYLAWS AND UNDER DELAWARE LAW

General

         Certain provisions of the Pocahontas Bancorp certificate of incorporation and bylaws may have anti- takeover effects. These provisions may discourage attempts by others to acquire control of Pocahontas Bancorp without negotiation with the Pocahontas Bancorp board of directors. The effect of these provisions is discussed briefly below. All of the provisions discussed below are contained in Pocahontas Bancorp's certificate of incorporation and bylaws currently.

Authorized Stock

         The shares of Pocahontas Bancorp common stock and Pocahontas Bancorp preferred stock authorized by Pocahontas Bancorp's certificate of incorporation but not issued provide the Pocahontas Bancorp board of directors with the flexibility to effect certain financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. The Pocahontas Bancorp board of directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the Pocahontas Bancorp preferred stock being issued, in an effort to deter attempts to gain control of Pocahontas Bancorp.

Classification of Board of Directors; No Cumulative Voting

         Pocahontas Bancorp's certificate of incorporation and bylaws provide that the board of directors of Pocahontas Bancorp is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the Pocahontas Bancorp board of directors may discourage a takeover of Pocahontas Bancorp because a stockholder with a majority interest in Pocahontas Bancorp would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the Pocahontas Bancorp board of directors. Pocahontas Bancorp's certificate of incorporation also does not and will not, after the merger, authorize cumulative voting for the election of directors of Pocahontas Bancorp.

Size of Board; Vacancies; Removal of Directors

         The provisions of Pocahontas Bancorp's certificate of incorporation and bylaws giving the Pocahontas Bancorp board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon an 80% vote of stockholders are intended to ensure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since Pocahontas Bancorp stockholders do not, and will not, after the merger, have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if such removal were desired by the stockholders of Pocahontas Bancorp. In addition, these provisions of Pocahontas Bancorp's certificate of incorporation and bylaws could make a takeover of Pocahontas Bancorp more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Pocahontas Bancorp board of directors.

Special Meetings of Stockholders

         The provisions of Pocahontas Bancorp's certificate of incorporation and bylaws relating to special meetings of stockholders are intended to enable the Pocahontas Bancorp board of directors to determine if it is appropriate for Pocahontas Bancorp to incur the expense of a special meeting in order to present a proposal to Pocahontas Bancorp stockholders. If the Pocahontas Bancorp board of directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting, or until such proposal is properly presented before an earlier duly called special meeting, because stockholders cannot call a special

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



meeting. In addition, these provisions could make a takeover of Pocahontas Bancorp more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Pocahontas Bancorp board of directors.

Delaware Anti-Takeover Restrictions

         Delaware corporate law provides that a person who owns 15% or more of the outstanding voting stock of a Delaware corporation may not merge or effect another business combination with that corporation for three years following the date the person acquires the share position. The law exempts certain transactions, including transactions approved by the corporation's board of directors, and a corporation may exempt itself from the requirements of this law. However, the board of directors of Pocahontas Bancorp has not proposed to exempt itself; therefore, this legal provision may discourage attempts by others to acquire control of Pocahontas Bancorp without negotiating with Pocahontas Bancorp's board of directors.

Stockholder Action by Unanimous Written Consent

         The purpose of the provision in Pocahontas Bancorp's certificate of incorporation prohibiting stockholder action by written consent is to prevent any person or persons holding the percentage of the voting stock of Pocahontas Bancorp otherwise required to take corporate action from taking such action without giving notice to other stockholders and without the procedures of a stockholder meeting.

Amendment of Certificate of Incorporation and Bylaws

         The requirements in Pocahontas Bancorp's certificate of incorporation and bylaws for an 80% stockholder vote for the amendment of certain provisions of Pocahontas Bancorp's certificate of incorporation and Pocahontas Bancorp's bylaws is intended to prevent a stockholder who controls a majority of the Pocahontas Bancorp stock from avoiding the requirements of important provisions of Pocahontas Bancorp's certificate of incorporation or bylaws simply by amending or repealing them. Thus, the holders of a minority of the shares of the Pocahontas Bancorp stock could block the future repeal or modification of Pocahontas Bancorp's bylaws and certain provisions of the certificate of incorporation, even if such action were deemed beneficial by the holders of more than a majority, but less than 80%, of the Pocahontas Bancorp common stock.

                                     EXPERTS


         The consolidated financial statements incorporated in this document by reference from Pocahontas Bancorp's Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         The legality of the common stock being offered hereby has been opined upon for Pocahontas Bancorp by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to Pocahontas Bancorp. Certain other legal matters in connection with the merger will be passed upon for North Arkansas Bancshares by Stradley Ronon Stevens & Young, LLP, Washington, D.C. Luse Lehman Gorman Pomerenk & Schick, P.C. will also pass upon certain tax matters for both Pocahontas Bancorp and North Arkansas Bancshares.

                                  OTHER MATTERS

         As of the date of this document, the North Arkansas Bancshares board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

North Arkansas Bancshares 2002 Annual Meeting Shareholder Proposals

         North Arkansas Bancshares will hold a 2002 annual meeting of stockholders only if the merger is not consummated before the time of such meeting. The North Arkansas Bancshares charter provides an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Corporate Secretary of North Arkansas Bancshares not less than 30 and not more than 60 days before the date originally fixed for the meeting; provided, however, that in the event less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which North Arkansas Bancshares' notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder's name and address, as they appear on North Arkansas Bancshares' record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of North Arkansas Bancshares' capital stock that are beneficially owned by such shareholder and any material interest of the shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided.


                       WHERE YOU CAN FIND MORE INFORMATION

         Pocahontas Bancorp is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by Pocahontas Bancorp can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Office located at 1801 California Street, Suite 4800, Denver, Colorado 80202. Pocahontas Bancorp files its reports, proxy statements and other information (including the registration statement referred to below) with the SEC electronically through the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, which filings are publicly available through the SEC's Web site at http://www.sec.gov.

         North Arkansas Bancshares de-registered its shares of common stock under the Securities Exchange Act of 1934 in January 2000 and, accordingly, is no longer subject to the informational reporting requirements of that act.

         Pocahontas Bancorp, Inc. has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of Pocahontas Bancorp common stock to be issued pursuant to and as contemplated by the merger agreement. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above. Statements contained in this proxy statement/prospectus or in any document incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.






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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Article TENTH of the Registrant's Certificate of Incorporation provides for the following indemnification for Directors and Officers.

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 21.  Exhibits & Financial Statement Schedules.

         (a)Exhibits

                 Number             Description


                  (2)* The Agreement and Plan of Merger (included as APPENDIX I to the Proxy
                                    Statement/Prospectus).

                  (3)(a)*           Certificate of Incorporation of Pocahontas
                                    Bancorp.1

                  (3)(b)*           By-laws of Pocahontas Bancorp.2

                  (5)* Legal Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

                  (8)* Tax opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

                  (10)(a)* Employment Agreement between First Community Bank and Dwayne Powell.3

                  (10)(b)* Employment Separation Agreement and Release with Skip Martin. 4

                  (10)(c)*          Stock Option Plan. 5

                  (10)(d)*          Recognition and Retention Plan. 6

                  (10)(e)*          401(k) Savings and Employee Stock Ownership
                                    Plan. 7

                  (10)(f)* Restated Supplemental Retirement Income Agreement for Dwayne Powell. 8

                  (10)(g)*          Amended and Restated Stock Option Plan.

                  (10)(h)*          Amended and Restated Recognition and
                                    Retention Plan.

                  (10)(i)* Agreement with Ralph P. Baltz amending his Director Supplemental Retirement Income Agreement.

                  (10)(j)* Agreement with Dwayne Powell amending his Director Supplemental Retirement Income Agreement.

                  (10)(k)* Agreement with Marcus Van Camp amending his Director Supplemental Retirement Income Agreement.

                  (10)(l)* Agreement with Robert Rainwater amending his Director Supplemental Retirement Income Agreement.

                  (10)(m)*          Agreement with Skip Martin.

                  (10)(n)*          Separation Agreement with James A. Edington.

                  (13)* Annual Report to Security Holders on Form 10-K (incorporated by reference to such reports as previously filed with the Commission).

                  (15)              Letter Regarding Unaudited Interim Financial
                                    Information.

                  (23)(a)           Consent of Deloitte & Touche LLP

                  (23)(b)* Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation (contained in Exhibits 5 and 8 included in the Form S-4).


                  (23)(c)           Consent of Ferguson & Company.

                  (24) Power of Attorney (included in the signature pages).


                  (99)* Form of proxy for the Special Meeting of Stockholders of North Arkansas Bankshares.


         (b)      Financial Statement Schedules - Not applicable.

         (c)      Not applicable.
         ______________________________

         1 Incorporated by reference from Exhibit 3.1 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         2 Incorporated by reference from Exhibit 3.2 of the Form S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         3 Incorporated by reference from Exhibit 10.3 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

                                         (footnotes continued on following page)

         4 Incorporated by reference from a Current Report on Form 8-K/A, filed on March 25, 1999.

         5 Incorporated by reference from Exhibit A to the proxy statement dated September 16, 1998 for the Annual Meeting of Stockholders held on October 23, 1998.

         6 Incorporated by reference from Exhibit B to the Proxy Statement dated September 16, 1998 for the Annual Meeting of Stockholders held on October 23, 1998.

         7 Incorporated by reference from Exhibit 10.11 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         8 Incorporated by reference from Exhibit 10.6 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.


         *        Previously filed.


Item 22.  Undertakings.

     The undersigned Registrant hereby undertakes:


     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security-holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss. 230.415) of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jonesboro, State of Arkansas, on April 18, 2002.

                                        POCAHONTAS BANCORP, INC.
                                        ------------------------



Date: April 18, 2002
                                        By /s/ Dwayne Powell
                                           -------------------------------------
                                           Dwayne Powell
                                           President and Chief Executive Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     By so signing, each of the undersigned in his or her capacity as a director or officer, or both, as the case may be, of the Company, does hereby appoint Dwayne Powell, with full power of substitution, his or her true and lawful attorney or attorney in-fact and agent to execute in his or her name, place or stead, in his or her capacity as a director or officer or both as the case may be, of the Company, any and all amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorney and each of them.

Signature               Title                                   Date



/s/ Dwayne Powell       President, Chief Executive Officer,     April 18, 2002
-------------------     Treasurer and Director                  ----------------
Dwayne Powell           (Principal Executive Officer)


/s/ Terry Prichard      Senior Vice President and Treasurer     April 18, 2002
-------------------     (Principal Financial and Accounting     ----------------
Terry Prichard          Officer)


/s/ Ralph P. Baltz      Chairman of the Board and Director      April 18, 2002
-------------------                                             ----------------
Ralph P. Baltz


/s/ A.J. Baltz, Jr.     Director                                April 18, 2002
-------------------                                             ----------------
A.J. Baltz, Jr.


/s/ N. Ray Campbell     Director                                April 18, 2002
-------------------                                             ----------------
N. Ray Campbell


/s/ James Edington      Director and Secretary                  April 18, 2002
-------------------                                             ----------------
James Edington

/s/ Marcus Van Camp     Director                                April 18, 2002
-------------------                                             ----------------
Marcus Van Camp


/s/ Robert Rainwater    Director                                April 18, 2002
--------------------                                            ----------------
Robert Rainwater

                                  EXHIBIT INDEX


                  Number            Description



                  (2)* The Agreement and Plan of Merger (included as APPENDIX I to the Proxy
                                    Statement/Prospectus).

                  (3)(a)*           Certificate of Incorporation of Pocahontas
                                    Bancorp.1

                  (3)(b)*           By-laws of Pocahontas Bancorp.2

                  (5)* Legal Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

                  (8)* Tax opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

                  (10)(a)* Employment Agreement between First Community Bank and Dwayne Powell.3

                  (10)(b)* Employment Separation Agreement and Release with Skip Martin. 4

                  (10)(c)*          Stock Option Plan. 5

                  (10)(d)*          Recognition and Retention Plan. 6

                  (10)(e)*          401(k) Savings and Employee Stock Ownership
                                    Plan. 7

                  (10)(f)* Restated Supplemental Retirement Income Agreement for Dwayne Powell. 8

                  (10)(g)*          Amended and Restated Stock Option Plan.

                  (10)(h)*          Amended and Restated Recognition and
                                    Retention Plan.

                  (10)(i)* Agreement with Ralph P. Baltz amending his Director Supplemental Retirement Income Agreement.

                  (10)(j)* Agreement with Dwayne Powell amending his Director Supplemental Retirement Income Agreement.

                  (10)(k)* Agreement with Marcus Van Camp amending his Director Supplemental Retirement Income Agreement.

                  (10)(l)* Agreement with Robert Rainwater amending his Director Supplemental Retirement Income Agreement.

                  (10)(m)*          Agreement with Skip Martin.

                  (10)(n)*          Separation Agreement with James A. Edington.

                  (13)* Annual Report to Security Holders on Form 10-K (incorporated by reference to such reports as previously filed with the Commission)

                  (15)              Letter Regarding Unaudited Interim Financial
                                    Information.

                  (23)(a)           Consent of Deloitte & Touche LLP

                  (23)(b)* Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation (contained in Exhibits 5 and 8 included in the Form S-4).


                  (23)(c)           Consent of Ferguson & Company.

                  (24) Power of Attorney (included in the signature pages).

                  (99)* Form of proxy for the Special Meeting of Stockholders of North Arkansas Bankshares.

         (b)      Financial Statement Schedules - Not applicable.

         (c)      Not applicable.
         _____________________________

         1 Incorporated by reference from Exhibit 3.1 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         2 Incorporated by reference from Exhibit 3.2 of the Form S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         3 Incorporated by reference from Exhibit 10.3 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         4 Incorporated by reference from a Current Report on Form 8-K/A, filed on March 25, 1999.

         5 Incorporated by reference from Exhibit A to the proxy statement dated September 16, 1998 for the Annual Meeting of Stockholders held on October 23, 1998.

         6 Incorporated by reference from Exhibit B to the Proxy Statement dated September 16, 1998 for the Annual Meeting of Stockholders held on October 23, 1998.

         7 Incorporated by reference from Exhibit 10.11 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.

         8 Incorporated by reference from Exhibit 10.6 of the S-1 Registration Statement, filed on December 23, 1997, Registration No. 333-43143.


         *        Previously filed.

                                   EXHIBIT 15


                LETTER REGARDING UNAUDITED FINANCIAL INFORMATION

April 16, 2002

Pocahontas Bancorp, Inc.
1700 E. Highland
Jonesboro, AR  72401

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Pocahontas Bancorp, Inc. and subsidiaries (the "Company") for the periods ended December 31, 2001 and 2000, as indicated in our report dated February 1, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001 and 2000, are being used in this Amendment No. 1 to Registration Statement No. 333-85222 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

Little Rock, Arkansas

                                  EXHIBIT 23(a)

                        CONSENT OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-85222 of Pocahontas Bancorp, Inc. on Form S-4 of our report dated November 9, 2001, appearing in the Annual Report on Form 10-K of Pocahontas Bancorp, Inc. for the year ended September 30, 2001, and to the reference to us under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Little Rock, Arkansas
April 16, 2002

                                  EXHIBIT 23(c)

                          CONSENT OF FERGUSON & COMPANY

                         [FERGUSON & COMPANY LETTERHEAD]




Ferguson & Company ("Ferguson") hereby consents to the inclusion in the Proxy Statement/Prospectus of Pocahontas Bancorp, Inc. and North Arkansas Bancshares, Inc. as a part of this Registration Statement on Form S-4 of Pocahontas Bancorp, Inc., of its opinion regarding the acquisition of North Arkansas Bancshares, Inc. by Pocahontas Bancorp, Inc., and to the references made to Ferguson in the sections of such Proxy Statement/Prospectus entitled "The Merger-Background of the Merger", "The Merger--Reasons for the Merger and Recommendation of the North Arkansas Bancshares Board of Directors" and "Opinion of North Arkansas Bancshares' Financial Advisor". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                            FERGUSON & COMPANY


                                            By: /s/ Ferguson & Company
                                                --------------------------------



Hurst, Texas
April 18, 2002